UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12.

COMMSCOPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 19, 2010

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders (the “Annual Meeting”) of CommScope, Inc., a Delaware corporation (the “Company”), to be held on May 7, 2010 at 1:30 p.m., local time, at JPMorgan Chase Conference Center, 277 Park Avenue, 17th Floor, New York, New York 10172.

At the Annual Meeting we will review the Company’s activities in 2009, as well as the outlook for 2010. Details of the business to be conducted and the matters to be considered at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, whether or not you are able to attend personally. You are therefore urged to complete, sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States. If your shares of stock are held in a participating bank or brokerage account, you may be eligible to vote over the Internet or by telephone, as an alternative to mailing the traditional proxy card. Please see “Voting over the Internet or by Telephone” in the Proxy Statement for further details.

You are, of course, welcome to attend the Annual Meeting and vote in person, even if you have previously returned your proxy card or voted over the Internet or by telephone.

Sincerely,

Frank M. Drendel

Chairman of the Board and

Chief Executive Officer

COMMSCOPE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders (the “Annual Meeting”) of CommScope, Inc. (the “Company”) will be held on May 7, 2010 at 1:30 p.m., local time, at JPMorgan Chase Conference Center, 277 Park Avenue, 17th Floor, New York, New York 10172.

The Annual Meeting will be conducted:

1.	To consider and act on the following proposals, which are described in the accompanying Proxy Statement:

Proposal One:	To elect three Class I directors for terms ending at the 2013 Annual Meeting of Stockholders.

Proposal Two:	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.

2.	To transact such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on March 11, 2010 will be entitled to notice of and to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Sincerely,

Frank B. Wyatt, II

Secretary

March 19, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ELECTED TO RECEIVE THE 2010 PROXY STATEMENT AND 2009 ANNUAL REPORT OVER THE INTERNET, YOU WILL NOT RECEIVE A PAPER PROXY AND YOU SHOULD VOTE ONLINE, UNLESS YOU CANCEL YOUR ENROLLMENT. IF YOUR SHARES ARE HELD IN A PARTICIPATING BANK OR BROKERAGE ACCOUNT AND YOU DID NOT ELECT TO RECEIVE MATERIALS OVER THE INTERNET, YOU MAY BE ELIGIBLE TO VOTE YOUR PROXY OVER THE INTERNET OR BY TELEPHONE. PLEASE SEE “VOTING OVER THE INTERNET OR BY TELEPHONE” IN THE PROXY STATEMENT FOR FURTHER DETAILS. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERY TO THE COMPANY OF A SUBSEQUENTLY EXECUTED PROXY OR A WRITTEN NOTICE OF REVOCATION OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

i

ii

COMMSCOPE, INC.

1100 CommScope Place, SE

Hickory, North Carolina 28602

PROXY STATEMENT

This Proxy Statement (the “Proxy Statement”) is being furnished to the stockholders of CommScope, Inc., a Delaware corporation (the “Company” or “CommScope”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on May 7, 2010 at 1:30 p.m., local time, at JPMorgan Chase Conference Center, 277 Park Avenue, 17th Floor, New York, New York 10172, and any adjournment or postponement thereof.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following proposals: Proposal One: To elect three Class I directors for terms ending at the 2013 Annual Meeting of Stockholders; and Proposal Two: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.

The Board of Directors of the Company recommends a vote FOR approval of each of these proposals.

The Board of Directors of the Company has fixed the close of business on March 11, 2010 (the “Annual Meeting Record Date”) as the record date for determining the holders of outstanding shares of the Company’s common stock, par value $0.01 (“Common Stock”) entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. On that date, there were 94,342,363 shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting, each entitled to one vote on all matters to be acted upon. The Notice of Annual Meeting of Stockholders, this Proxy Statement and the form of proxy are first being mailed or sent electronically on or about March 19, 2010 to each stockholder entitled to vote at the Annual Meeting.

VOTING AND REVOCATION OF PROXIES

Voting

Only holders of record of shares of Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at the Annual Meeting.

Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as will broker non-votes. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no such voting instructions are given. Under the recently revised rules of the New York Stock Exchange (the “NYSE”), brokers may not vote in the absence of instructions from beneficial owners with respect to the election of directors (Proposal One). Under the rules of the NYSE, brokers may vote in their discretion in the absence of instructions from beneficial owners with respect to the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal Two). For purposes of determining the number of votes cast with respect to any matter, only those cast “for” or “against” are included; abstentions and broker non-votes are excluded. For purposes of determining whether the affirmative vote of the holders of a majority of the shares entitled to vote on a proposal and present at the Annual Meeting has been obtained, abstentions will be included in, and broker non-votes will be excluded from, the number of shares present and entitled to vote.

Votes Required for the Proposals

Proposal One: Election of Three Class I Directors

The affirmative vote of a plurality of the shares of Common Stock entitled to vote thereon, and present in person or represented by proxy, at the Annual Meeting is required to elect the directors nominated pursuant to Proposal One. For purposes of Proposal One, abstentions and broker non-votes will not affect the plurality vote required.

Proposal Two: Ratification of the Appointment of the Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares of Common Stock entitled to vote thereon, and present in person or represented by proxy, is required to approve Proposal Two. For purposes of Proposal Two, abstentions will have the effect of a vote against the proposal and broker non-votes will reduce the total votes cast on the proposal and therefore have the effect of reducing the number of affirmative votes required to achieve the majority vote.

All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for a particular proposal on a proxy, such proxy will be voted in accordance with the Board of Directors’ recommendations as set forth herein with respect to such proposal.

In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting. If the Company proposes to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Common Stock for which they have voting authority in favor of such adjournment.

Voting over the Internet or by Telephone

Stockholders whose shares are registered in the name of a bank or brokerage firm and who elected to receive the Company’s 2009 Annual Report and this Proxy Statement over the Internet will be receiving an e-mail on or about March 19, 2010 with information on how to access stockholder information and instructions for voting. If your shares are registered in the name of a participating bank or brokerage firm and you have not elected to receive the Company’s 2009 Annual Report and this Proxy Statement over the Internet, you may be eligible to vote your shares over the Internet or by telephone. A number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s Shareholder Preference Database program. This program provides eligible stockholders who receive a paper copy of a company’s annual report and proxy statement the opportunity to vote over the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge Financial Solutions, Inc.’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage-paid envelope provided.

Revocation

Any stockholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice of revocation to the Secretary of the Company or by executing a later-dated proxy. In addition, voting by telephone, Internet or mail will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of seven directors divided into three classes, Class I, Class II and Class III, with members of each class holding office for staggered three-year terms and until their successors have been duly elected and qualified. There are currently: three Class I Directors, whose terms expire at the Annual Meeting; two Class II Directors, whose terms expire at the 2011 Annual Meeting; and two Class III Directors, whose terms expire at the 2012 Annual Meeting (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

If any one or all of the nominees is unable to serve for any reason or withdraws from nomination, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board of Directors has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. All of the nominees are presently serving as directors of the Company. Information concerning the nominees for director is set forth below.

Nominees for Terms Ending at the 2013 Annual Meeting of Stockholders

Boyd L. George, age 68, is Chairman of the Board and Chief Executive Officer of Alex Lee, Inc., the largest privately-owned food services company in the southeastern U.S. Subsidiaries of Alex Lee, Inc. include: Merchants Distributors, Inc., a wholesale food distributor; Institution Food House, Inc., a foodservice distributor; and Lowe’s Food Stores, Inc., a retail grocery operation. Mr. George has been Chairman and Chief Executive Officer of Alex Lee, Inc. since the company was founded in 1992 and served as President from 1992 to 1995. Mr. George joined a subsidiary of Alex Lee, Inc. in 1969 and has served, and continues to serve, in various positions, including Vice Chairman and Chief Executive Officer, for such subsidiary as well as for other subsidiaries. Mr. George was also a co-founder of a predecessor of CommScope. Mr. George holds a bachelor of business administration degree from the University of Notre Dame and a juris doctorate from the University of Virginia School of Law.

George N. Hutton, age 80, is and has been a private investor for more than 30 years. Mr. Hutton served on the boards of directors of various public companies, including Centel Corporation, M/A-Com, Inc., Sprint Corporation and First National Bank of Catawba County, prior to becoming a director of the Company in 1997. Mr. Hutton was also a co-founder and served as the Chairman of a predecessor of CommScope from 1976 to 1980. Mr. Hutton has also served as chief executive officer of several North Carolina non-public companies. Mr. Hutton holds a bachelor’s degree in economics from the University of North Carolina.

Katsuhiko (Kat) Okubo, age 68, is President of Okubo Technology Management Inc., a private consulting firm he founded in October 2004. Since 2006, he has also been an advisor to the University of Tokyo Edge Capital Co. Ltd. He was an advisor to Furukawa Electric Co., Ltd. (“Furukawa”), a designer, manufacturer, and supplier of optical fiber and cables, from June 2004 until March 2005. From 1965 to 2004, Dr. Okubo held various positions with Furukawa in the areas of research and development, manufacturing and business development. From June 1999 until June 2004, Dr. Okubo served as a Corporate Director and a Corporate Senior/Executive Vice President of Furukawa, and was involved in the formation of OFS BrightWave, LLC, a joint venture between the Company and Furukawa formed to operate certain fiber optic cable and transmission fiber assets acquired from Lucent Technologies Inc. Dr. Okubo served as the Chairman of OFS BrightWave, LLC from 2000 until 2002. Dr. Okubo was also a director of JDS Fitel from 1996 to 1999. Dr. Okubo is the author of a highly regarded Japanese textbook on optical fiber technologies. Dr. Okubo holds a B.S. and M.S. in electrical engineering from the University of Tokyo and a PhD in electrical engineering from Stanford University.

The Board of Directors of the Company recommends a vote “FOR” each of the foregoing nominees as a director of the Company. Proxies will be voted “FOR” each of the foregoing nominees as a director of the Company, unless otherwise specified in the proxy.

MANAGEMENT OF THE COMPANY

Board of Directors of the Company

Board Composition and Qualifications

The Board of Directors believes that the Board, as a whole, should possess a combination of skills, mature judgment and professional experience necessary to oversee the Company’s business and that there are certain attributes that every director, at a minimum, should possess. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee of the Board of Directors consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors’ overall composition and the Company’s current and future needs.

The Company’ Corporate Governance Guidelines, which meet the listing standards adopted by the NYSE and are available on our website (www.commscope.com), set forth certain minimum criteria for membership on the Board of Directors. These criteria provide that the Nominating and Corporate Governance Committee of the Board will select candidates for director that possess at a minimum the following characteristics: knowledge about issues affecting the Company and the industries in which it operates; personal integrity; loyalty to the Company and concern for its success and welfare; time available for meetings and consultation on Company matters; and a willingness to apply sound and independent business judgment. The Nominating and Corporate Governance Committee may consider issues of diversity of professional experience, viewpoint, background, education, skills and other individual qualities in identifying candidates for director.

In addition, the Nominating and Corporate Governance Committee prepares an assessment of the Board and each committee of the Board and provides that assessment to the Board of Directors. This assessment generally includes the contributions to the Company of the Board, each director and each committee of the Board, and the areas in which the Board of Directors and its committees could improve their functioning.

In evaluating directors and director candidates, the Board of Directors and the Nominating and Corporate Governance Committee consider a variety of factors. Set forth below are certain types of experience, qualifications, attributes and skills (in addition to the minimum criteria described above) that our Board and Nominating and Corporate Governance Committee value when identifying candidates for the Board. The directors’ individual biographies contain information regarding each director’s particular experience, qualifications, attributes and skills.

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Senior executive officer experience. We believe that directors with experience as Chief Executive Officers, Presidents or Chief Operating Officers provide the Company and the Board with valuable leadership, business and management experience and insights. Such individuals generally possess a practical understanding of business strategy, organization and operations. They also provide valuable assistance to the Board in evaluating and overseeing the performance of the Company’s management and its succession planning.

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Finance experience. We expect all of our directors to be financially sophisticated. We believe that directors with particular experience in and understanding of finance and financial reporting provide the Board and the Company with knowledge and abilities that are critical to the Company’s operating performance and success. Such finance experience is especially important for our directors who serve on the audit committee so that they qualify as an “audit committee financial expert” for purposes of Item 407(D)(5) of Regulation S-K.

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Telecommunications industry experience. We believe that having directors with experience in the telecommunications industry, the industry in which we operate, is important to the oversight and strategic functions of the Board. Because the Company operates in a rapidly evolving industry, we value directors with insight into industry dynamics and market conditions.

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Experience with the Company. We believe that directors with long experience as directors or officers of the Company provide the Board and the Company with beneficial historical and current insight into the operations and strategy of the Company. Such directors also provide continuity and stability to the Board and the Company as a whole.

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Global experience. We believe that directors with international business experience provide a valuable perspective to the Board and management. In 2009, approximately 49% of our revenues were derived from sales outside of the U.S., and the Company’s continued success depends upon growing our international business.

The following table sets forth the names, in alphabetical order, of and information as to, the persons who currently serve as directors of the Company, along with details as to each director’s experience, qualifications attributes and skills. Each of Messrs. Drendel, George, Hutton and Whitson has served as a director since July 28, 1997, when the Company was spun-off (the “Spin-Off”) from its former parent company, General Instrument Corporation; Ms. Travis has served since February 21, 2002; and each of Dr. Okubo and Mr. Smith has served since April 1, 2005.

Name, Age and Current Principal Occupation	Term Expires	Information
Frank M. Drendel, 65 Chairman and Chief Executive Officer of the Company	2012

Frank M. Drendel has been Chairman and Chief Executive Officer of the Company since the Spin-Off. He served as a director of GI Delaware, a subsidiary of General Instrument Corporation, and its predecessors from 1987 to 1992. He was a director of General Instrument Corporation from 1992 until the Spin-Off and NextLevel Systems, Inc. (which was renamed General Instrument Corporation) from the Spin-Off until January 5, 2000. He served as President and Chairman of CommScope, Inc. of North Carolina (“CommScope NC”) from 1986 to 1997, and has served as Chief Executive Officer of CommScope NC since 1976. From 1971 to 1976, Mr. Drendel held various positions with CommScope NC. Mr. Drendel was also a co-founder of a predecessor of the Company. He is a director of the National Cable & Telecommunications Association (the “NCTA”), the principal trade association of the cable industry in the United States. Mr. Drendel served as a director of Sprint Nextel Corporation from August 2005 to May 2008 and as a director of Nextel Communications, Inc. from August 1997 until August 2005. Mr. Drendel was inducted into the Cable Television Hall of Fame in 2002. Mr. Drendel holds a bachelor’s degree in marketing from Northern Illinois University.

Director Qualifications:

•     Senior executive officer experience: current Chief Executive Officer of the Company; has held senior executive positions in the Company or its predecessors since 1971

•     Finance experience: current Chief Executive Officer of the Company; has held senior executive positions in the Company or its predecessors since 1971

Name, Age and Current Principal Occupation	Term Expires	Information

•     Telecommunications industry experience: current Chief Executive Officer of the Company; has held senior executive positions in the Company or its predecessors since 1971; co-founder of a predecessor of the Company; current director of the NCTA and former director of Sprint Nextel Corporation and Nextel Communications, Inc.

•     Experience with the Company: current Chief Executive Officer of the Company; has held senior executive positions in the Company or its predecessors since 1971; co-founder of a predecessor of the Company

•     Global experience: current Chief Executive Officer of the Company; has held senior executive positions in the Company or its predecessors since 1971

Boyd L. George, 68 Chairman of the Board and Chief Executive Officer of Alex Lee, Inc.*	2010

Boyd L. George is Chairman of the Board and Chief Executive Officer of Alex Lee, Inc., the largest privately-owned food services company in the southeastern U.S. Subsidiaries of Alex Lee, Inc. include: Merchants Distributors, Inc., a wholesale food distributor; Institution Food House, Inc., a foodservice distributor; and Lowe’s Food Stores, Inc., a retail grocery operation. Mr. George has been Chairman and Chief Executive Officer of Alex Lee, Inc. since the company was founded in 1992 and served as President from 1992 to 1995. Mr. George joined a subsidiary of Alex Lee, Inc. in 1969 and has served, and continues to serve, in various positions, including Vice Chairman and Chief Executive Officer, for such subsidiary as well as for other subsidiaries. Mr. George was also a co-founder of a predecessor of CommScope. Mr. George holds a bachelor of business administration degree from the University of Notre Dame and a juris doctorate from the University of Virginia School of Law.

Director Qualifications:

•     Senior executive officer experience: current Chief Executive Officer of a large food services company

•     Finance experience: current Chief Executive Officer of a large food services company

•     Telecommunications industry experience: co-founder of a predecessor of CommScope

•     Experience with the Company: director of CommScope since the Spin-Off; co-founder of a predecessor of CommScope

•     Global experience: director of CommScope since the Spin-Off

Name, Age and Current Principal Occupation	Term Expires	Information
George N. Hutton, Jr., 80 Private Investor*	2010

George N. Hutton, Jr. is and has been a private investor for more than 30 years. Mr. Hutton served on the boards of directors of various public companies, including Centel Corporation, M/A-Com, Inc., Sprint Corporation and First National Bank of Catawba County, prior to becoming a director of the Company in 1997. Mr. Hutton was also a co-founder and served as the Chairman of a predecessor of CommScope from 1976 to 1980. Mr. Hutton has also served as chief executive officer of several North Carolina non-public companies. Mr. Hutton holds a bachelor’s degree in economics from the University of North Carolina.

Director Qualifications:

•     Senior executive officer experience: former chief executive officer of several companies

•     Finance experience: former chief executive officer of several companies; former member of several audit committees and former Audit Committee Chairman of Centel Corporation, M/A-Com, Inc. and First National Bank of Catawba County

•     Telecommunications industry experience: director of CommScope since the Spin-Off; co-founder and former Chairman of a predecessor of CommScope; former director of Centel Corporation, M/A-Com, Inc., Sprint Corporation and First National Bank of Catawba County

•     Experience with the Company: director of CommScope since the Spin-Off; co-founder and former Chairman of a predecessor of the CommScope

•     Global experience: director of CommScope since the Spin-Off

Katsuhiko (Kat) Okubo, 68 President and Founder, Okubo Technology Management Inc., and former telecommunications executive*	2010	Katsuhiko (Kat) Okubo is President of Okubo Technology Management Inc., a private consulting firm he founded in October 2004. Since 2006, he has also been an advisor to the University of Tokyo Edge Capital Co. Ltd. He was an advisor to Furukawa Electric Co., Ltd. (“Furukawa”), a designer, manufacturer, and supplier of optical fiber and cables, from June 2004 until March 2005. From 1965 to 2004, Dr. Okubo held various positions with Furukawa in the areas of research and development, manufacturing and business development. From June 1999 until June 2004, Dr. Okubo served as a Corporate Director and a Corporate Senior/Executive Vice President of Furukawa, and was involved in the formation of OFS BrightWave, LLC, a joint venture between the Company and Furukawa formed to operate certain fiber optic cable and transmission fiber assets acquired from Lucent Technologies Inc. Dr. Okubo served as the Chairman of OFS BrightWave, LLC from 2000 until 2002. Dr. Okubo was also a director of

Name, Age and Current Principal Occupation	Term Expires	Information

JDS Fitel from 1996 to 1999. Dr. Okubo is the author of a highly regarded Japanese textbook on optical fiber technologies. Dr. Okubo holds a B.S. and M.S. in electrical engineering from the University of Tokyo and a PhD in electrical engineering from Stanford University.

Director Qualifications:

•     Senior executive officer experience: senior executive officer of several companies

•     Finance experience: senior executive officer of several companies

•     Telecommunications industry experience: former senior executive officer of Furukawa; recognized as industry expert after more than 40 years working in the industry

•     Experience with the Company: director of the Company since 2005; involved in the formation of joint venture between the Company and Furukawa

•     Global experience: long experience in the Japanese and global markets; director of the Company since 2005

Richard C. Smith, 65 Consultant and former executive of a broadband telecommunications manufacturer/distributor*	2012

Richard C. Smith has worked as a private consultant in the broadband industry since January 2005. From January 2000 to December 2004, Mr. Smith served as Corporate Vice President & Director of Business Development, Broadband Communications Section of Motorola, Inc., a global communications company providing seamless mobility products and solutions across broadband, embedded systems and wireless networks. From 1983 to 2000, Mr. Smith held various executive positions with General Instrument Corporation, including Executive Vice President from 1998 to 2000 and Vice President, Taxes and Corporate Treasurer from 1991 to 1997. Mr. Smith holds a bachelor’s degree in business administration from Boston College and a juris doctorate from Georgetown University Law Center.

Director Qualifications:

•     Senior executive officer experience: former executive officer of General Instrument Corporation

•     Finance experience: former financial officer of several companies

•     Telecommunications industry experience: former executive of Motorola, Inc. and General Instrument Corporation

•     Experience with the Company: director of the Company since 2005; former executive officer of the Company’s parent prior to the Spin-Off

Name, Age and Current Principal Occupation	Term Expires	Information
		• Global experience: former executive of multinational US companies; director of the Company since 2005

June E. Travis, 70 Officer of a non-profit organization and former cable television executive*	2011

June E. Travis has been Executive Vice President of the Binning Family Foundation, a non-profit organization dedicated to helping youth develop technology and leadership skills, since 2000. Ms. Travis served as Executive Vice President and Chief Operating Officer of the NCTA from 1994 to 1999. Prior to 1994, Ms. Travis served as the President and Chief Operating Officer of Rifkin & Associates, a Denver-based cable television operator. Ms. Travis serves on a number of non-profit boards of directors and was inducted into the Cable Television Hall of Fame in 2004. Ms. Travis holds a master’s degree in business administration from the University of Denver Graduate School of Business and Public Management.

Director Qualifications:

•     Senior executive officer experience: former President and Chief Operating Officer of the NCTA and Rifkin & Associates

•     Finance experience: former President and Chief Operating Officer of the NCTA and Rifkin & Associates; master’s degree in business administration

•     Telecommunications industry experience: former President and Chief Operating Officer of the NCTA and Rifkin & Associates

•     Experience with the Company: director of the Company since 2002

•     Global experience: director of the Company since 2002

James N. Whitson, 75 Private Investor*	2011	James N. Whitson served as a director of Tri-Continental Corporation (“Tri-Continental”), a registered investment company, and as a director or trustee of each of the other investment companies of the Seligman Group of Funds, a group of registered investment companies managed by J. & W. Seligman & Co. Incorporated from 1993 until November 2008. Mr. Whitson also served as the Chairman of Tri-Continental’s Audit Committee from 1996 until November 2008 and served on the audit committees for each of the other investment companies of the Seligman Group of Funds. Until March 2003, Mr. Whitson was a director of Sammons Enterprises, Inc. (“SEI”), a privately-owned company engaged in life insurance and equipment sales and rentals since 1973. Mr. Whitson served as Executive Vice President and Chief Operating Officer of SEI from 1989 until 1998, when he retired. Until 1995, Mr. Whitson also served as Chairman of Sammons Communications, a former subsidiary

Name, Age and Current Principal Occupation	Term Expires	Information

of SEI that operated cable television systems throughout the U.S. prior to SEI’s sale of the subsidiary’s assets in 1995. Mr. Whitson holds a bachelor of business administration degree in accounting from Texas Tech University.

Director Qualifications:

•     Senior executive officer experience: former Executive Vice President and Chief Operating Officer of SEI

•     Finance experience: former Executive Vice President and Chief Operating Officer of SEI; former Chairman of the Audit Committee of Tri-Continental and former member of the audit committees for each of the other investment companies of the Seligman Group of Funds

•     Telecommunications industry experience: director of the Company since the Spin-Off; former Chairman of Sammons Communications

•     Experience with the Company: director of the Company since the Spin-Off

•     Global experience: director of the Company since the Spin-Off

*	denotes independent director

The Board of Directors of the Company held 10 meetings in 2009. Each director attended at least 75% of the total number of meetings of the Board of Directors and at least 75% of the total number of meetings of the Board Committees on which he or she served.

Independence of Board Members

Pursuant to the Company’s Corporate Governance Guidelines, for a director to be deemed “independent,” the Board must affirmatively determine that the director does not have any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board has developed the following categorical standards to assist in determining independence:

•	A director will not be independent if, within the preceding three years:

•	the director was an employee, or an immediate family member of the director was an executive officer, of the Company;

•

the director or an immediate family member of the director received, during any twelve-month period, more than $120,000 in direct compensation from the Company (other than director and committee fees and pensions or other forms of deferred compensation in no way contingent on continued service);

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the director or an immediate family member of the director was (but is no longer) a partner or employee of the firm that is the Company’s internal or external auditor and personally worked on the Company’s audit within such three-year period; or

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the director or an immediate family member of the director is, or has been, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that other company’s compensation committee.

•	A director will not be independent if:

•	the director or an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor;

•	the director is a current employee of a firm that is the Company’s internal or external auditor; or

•	an immediate family member of the director is a current employee of a firm that is the Company’s internal or external auditor and personally works on the Company’s audit.

•

A director will not be independent if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that made payments to, or received payments from, the Company which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•	A director will not be independent if, during the Company’s last fiscal year:

•

the director or an immediate family member of the director served as a director or an executive officer of another company which was indebted to the Company, or to which the Company was indebted, and the total amount of either company’s indebtedness to the other exceeded 1% of the total consolidated assets of the other company for which he or she served as a director or executive officer;

•

the director or an immediate family member of the director served as a director or an executive officer of a charitable or other tax-exempt organization and within the preceding three years the Company’s discretionary contributions to the organization in any single fiscal year exceeded the greater of $1 million or 2% of that organization’s consolidated gross revenues; or

•

the director or an immediate family member of the director served as a director, executive officer, general partner or significant equity holder (10% or greater) of an entity that was a paid provider of professional services (i.e., legal, accounting, or financial) to the Company if the payments for such services exceeded $120,000 for such year.

For purposes of these standards, “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such director’s home and “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors annually reviews the independence of its non-employee directors. Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation as “independent.”

The Board of Directors, in compliance with the Corporate Governance Guidelines, undertook a review of director independence and considered the transactions and relationships between its current directors, their immediate family members and their affiliates, on the one hand, and the Company, its subsidiaries and its senior management, on the other hand. As a result of this review, the Board has affirmatively determined that Messrs. George, Hutton, Okubo, Smith and Whitson and Ms. Travis are independent directors under the standards set forth in the Corporate Governance Guidelines, and are also “independent directors” as defined in the Corporate Governance Rules of the NYSE.

Board Leadership Structure and Committees of the Board

Currently, Mr. Drendel serves as both Chairman of the Board and Chief Executive Officer of the Company. The Board of Directors believes that the Company and its stockholders have been well served in the past and continue to be well served in the current business environment by this leadership structure. A combined Chairman and Chief Executive Officer helps provide strong, unified leadership for our management team and Board of Directors, making clear to our customers, business partners and investors that the person serving in these roles has primary responsibility for managing the Company’s business, under the oversight and subject to the review of the Board of Directors. The Board of Directors believes that this approach makes sense because the Chief Executive Officer is the individual with the primary responsibility for implementing the Company’s strategic plans and directing the work of other officers. This structure results in a single leader being directly accountable to the Board of Directors and, through the Board, to stockholders, and enables the Chief Executive Officer to act as the key link between the Board and other members of management. Mr. Drendel has served as the Chief Executive Officer and Chairman of the Company since the Spin-Off, served as President and Chairman of CommScope NC from 1986 to 1997, and has served as Chief Executive Officer of CommScope NC since 1976. Because of this long and successful tenure with the Company and the Company’s predecessors, the Board believes that Mr. Drendel is best suited to guide the Board in addressing the unique challenges that the Company faces in the current business environment.

In accordance with the Company’s Corporate Governance Guidelines and in order to promote open discussion among non-management directors, the non-management directors of the Board of Directors meet in executive sessions without management participation at least four times per year. In 2009, non-management directors met in executive session without management during each meeting of the Board of Directors. The presiding director at executive sessions of the Board of Directors is rotated annually among the chairs of the committees of the Board of Directors (other than the Executive Committee) in alphabetical order by committee name. Ms. Travis, the current Chairperson of the Compensation Committee, is the presiding director at executive sessions of the Board of Directors in 2010.

The Board of Directors believes that a single leader serving as the Chairman of the Board of Directors and the Chief Executive Officer, together with non-management directors meeting in executive session without management participation, is the most appropriate leadership structure for the Board of Directors at this time. The Board does not believe that appointing an independent board chairman, or a lead director, would improve the performance of the Board. Furthermore, the Board is concerned that appointing such a leader of the independent directors might create confusion about the leadership of our Chairman and Chief Executive Officer in the eyes of our customers, business partners and investors. However, the Company’s Corporate Governance Guidelines permit the roles of Chairman of the Board of Directors and Chief Executive Officer to be filled by the same or different individuals, which provides the Board of Directors the flexibility to determine whether the two roles should be separated in the future based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time.

The Company’s Board of Directors is divided into three classes, Class I, Class II and Class III, with members of each class holding office for staggered three-year terms and until their successors have been duly elected and qualified. The Board believes that the staggered election of directors provides continuity and stability in the management of the Company. The classified Board ensures that a majority of the directors at any given time will have prior experience with the Company, which the Board believes provides the Board with beneficial knowledge of the Company’s operations and strategies and places the Board in the best position to make sound decisions for the Company and its stockholders.

The Company has Audit, Compensation, Nominating and Corporate Governance, and Executive Committees of the Board of Directors, the respective duties of which are described below. The Company has also established a non-Board level Risk Management Committee, composed of designated corporate officers, to assist the Board, the Chief Executive Officer and the Audit Committee in overseeing the Company’s risk assessment and risk management activities The Risk Management Committee’s responsibilities include providing periodic reports to the Board, the Chief Executive Officer and the Audit Committee about the Company’s risk management and risk assessment activities and its compliance with its risk management guidelines.

Audit Committee.    The Audit Committee’s principal functions are (i) to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; (ii) to prepare a report for inclusion in the Company’s Annual Proxy Statement in compliance with applicable federal securities laws; and (iii) to assist the Board of Directors to oversee: the integrity of the Company’s financial statements; the appropriateness of the Company’s accounting policies and procedures; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications, performance and independence; the performance of the Company’s internal audit function; the sufficiency of the independent registered public accounting firm’s review of the Company’s financial statements; and management’s report on internal controls. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. The members of the Audit Committee are Messrs. George, Hutton, Okubo, Smith (Chairman) and Whitson and Ms. Travis. The Company’s Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K under the Securities Act of 1933, as amended, and that each member of the Audit Committee is an “independent director” both as defined in the Corporate Governance Rules of the NYSE and under the standards set forth in the Company’s Corporate Governance Guidelines. The Audit Committee operates under a written Audit Committee Charter adopted by the Board of Directors, a copy of which is available on our website (www.commscope.com). The Audit Committee held eight meetings in 2009.

Compensation Committee.    The Compensation Committee establishes and annually reviews the Company’s overall compensation philosophy and policy, including how that philosophy and policy relates to risk management and risk-taking incentives. The Compensation Committee administers the equity-based and other incentive plans of the Company, and in this capacity, it makes and reviews and has the authority to approve recommendations for equity grants or awards under these plans. In addition, the Compensation Committee determines and approves the compensation of the Chief Executive Officer and reviews and has the authority to approve recommendations from the Chief Executive Officer and the Compensation Committee’s compensation consultant for the compensation of other senior executives, reviews and discusses the Company’s Compensation Discussion and Analysis with management, and produces a report on executive compensation for inclusion in the Company’s Annual Proxy Statement in compliance with applicable federal securities laws. The Compensation Committee also establishes policies dealing with various compensation and employee benefit plans for the Company. In conducting its role of establishing and managing the Company’s compensation program, the Compensation Committee engaged the services of Towers Perrin, an independent, third-party compensation consultant, to gather data and provide advice regarding the Company’s pay philosophy and strategy (Towers Perrin merged with Watson Wyatt in 2010 to form Towers Watson). The Compensation Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Compensation Committee. The consultant assists the Compensation Committee in performing an internal review of all of the Company’s material compensation programs with respect to the likelihood that such programs provide incentives for employees, including the named executive officers, to take risks that would be reasonably likely to have a material adverse impact on the Company. The consultant reports to the Compensation Committee’s Chairperson. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to retain and terminate such consultant and engage other advisors. The Compensation Committee at least annually conducts a review of compensation for members of the Board of Directors, including compensation for members of the Board of Directors for their services on committees of the Board of Directors.

The members of the Compensation Committee are Messrs. George, Hutton, Okubo, Smith and Whitson and Ms. Travis (Chairperson), each of whom is an “independent director” both as defined in the Corporate Governance Rules of the NYSE and under the standards set forth in the Company’s Corporate Governance Guidelines. The Compensation Committee operates under a written Compensation Committee Charter adopted by the Board of Directors, a copy of which is available on our website (www.commscope.com). The Compensation Committee held five meetings in 2009.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee’s principal functions are to identify and screen individuals qualified for nomination to the Board of Directors, consistent with criteria approved by the Board of Directors; recommend director nominees for election at stockholders’ meetings, as well as individuals to fill any vacancies on the Board of Directors that arise between such meetings; recommend directors for appointment to committees of the Board of Directors; recommend and annually review Corporate Governance Guidelines applicable to the Company and any amendments thereto; evaluate the performance of the Board of Directors and each committee of the Board; review and report on stockholder proposals; and, in conjunction with the Compensation Committee, oversee the performance of management. The members of the Nominating and Corporate Governance Committee are Messrs. George (Chairman), Hutton, Okubo, Smith and Whitson and Ms. Travis, each of whom is an “independent director” both as defined in the Corporate Governance Rules of the NYSE and under the standards set forth in the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee operates under a written Nominating and Corporate Governance Committee Charter adopted by the Board of Directors, a copy of which is available on our website (www.commscope.com). The Nominating and Corporate Governance Committee held three meetings in 2009.

The Nominating and Corporate Governance Committee will consider nominees for election as director that are recommended by stockholders. The Nominating and Corporate Governance Committee will select director candidates to recommend to the Board of Directors who possess at a minimum the characteristics detailed in this Proxy Statement under the heading “Management of the Company—Board of Directors of the Company—Board Composition and Qualifications.” The Nominating and Corporate Governance Committee may conduct any inquiries into the backgrounds and qualifications of candidates it deems appropriate. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on whether candidates were recommended by stockholders or not.

As set forth in the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee may consider issues of diversity of professional experience, viewpoint, background, education, skills and other individual qualities in identifying candidates for director. If it considers issues of diversity when identifying candidates for director, the Nominating and Corporate Governance Committee will review those issues with the Board as part of the annual review it conducts with the Board regarding the particular experience, qualifications, attributes and skills of each director or director candidate. The Nominating and Corporate Governance Committee will assess its policy with respect to the consideration of issues of diversity as part of its annual review and assessment.

Stockholders may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendation should include the nominee’s name and the particular experience, qualifications, attributes and skills that qualify such nominee for Board membership and should be directed to CommScope, Inc., Attn: Corporate Secretary, 1100 CommScope Place, SE, Hickory, North Carolina 28602.

In addition, the Company’s By-laws permit stockholders to nominate directors for election at an annual stockholders’ meeting. Each nomination must state: the nominee’s name, age, business address, residence address and principal occupation or employment; the number of shares of the Company’s stock owned beneficially or of record by the nominee; and any other information about the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with proxy solicitations for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. In addition, the nomination must include: the stockholder’s name and record address (and the name and address of the beneficial owner, if any, on whose behalf such nomination is made); the number of shares of the Company’s stock owned beneficially or of record by the stockholder and such beneficial owner; any derivative instruments owned by the stockholder and the beneficial owner and any other direct or indirect opportunity such stockholder or beneficial owner has to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; any proxy, understanding, or relationship pursuant to which such stockholder or beneficial owner has a right to vote any securities of the Company; any short interest in any security of the Company; any rights to dividends on the shares of the Company owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Company; any proportionate interest in shares or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; any performance-related fees that such stockholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of or derivative instruments as of the date of such notice; the principal amount of any indebtedness of the Company or any of its subsidiaries beneficially owned by such stockholder or beneficial owner together with the title of the instrument under which such indebtedness was issued and a description of any derivative instruments entered into by or on behalf of such stockholder or beneficial owner relating to the value or payment of any indebtedness of the Company or any such subsidiary; a description of any arrangements between the stockholder or beneficial owner, each proposed nominee and any other persons under which the nominations are to be made; a representation that the stockholder is and will be, as of the record date, a holder of record (and in the case of the beneficial owner, a beneficial owner) of stock entitled to vote at the meeting and intends to appear (in person or by proxy) at the meeting to nominate the persons named in the notice; a representation as to whether such stockholder or the beneficial owner intends or is part of a group which intends to solicit proxies from other stockholders in support of such nomination and any other information about the stockholder and the beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with proxy solicitations for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (collectively, the “Informational Requirements”). Nominations must also contain the written consent of each proposed nominee to be named as nominee and to serve as director if elected. Stockholder nominations must be received by the Company generally not less than 60 days nor more than 90 days in advance of the first anniversary of the preceding year’s annual stockholders’ meeting.

Executive Committee.    The Executive Committee has the authority to exercise all powers and authority of the Company’s Board of Directors that may be lawfully delegated to it under Delaware law. It meets between regularly scheduled meetings of the Company’s Board of Directors to take such action as is necessary for the efficient operation of the Company. The members of the Executive Committee are: Messrs. Drendel (Chairman), Whitson and George. The Executive Committee did not hold any meetings in 2009.

Interested Party Communications

Interested parties may communicate directly either with the presiding director at executive sessions of the Board of Directors or with the non-management directors as a group by sending a communication c/o the Corporate Secretary of the Company at CommScope, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602. Any such communications should be specifically directed to the attention of the presiding director or the non-management directors as a group, as applicable. All communications will be compiled by the Corporate Secretary of the Company and submitted to the appropriate directors on a periodic basis.

Available Information

Our website (www.commscope.com) contains copies of our Code of Ethics and Business Conduct, Code of Ethics for Principal Executive and Senior Financial and Accounting Officers (including any subsequent amendments thereto or waivers therefrom), Corporate Governance Guidelines and the Charters of our Nominating and Corporate Governance, Audit and Compensation Committees, each of which can be downloaded free of charge.

Printed copies of our Code of Ethics and Business Conduct, Code of Ethics for Principal Executive and Senior Financial and Accounting Officers, Corporate Governance Guidelines, Charters of our Nominating and Corporate Governance, Audit and Compensation Committees and any of our reports on Form 10-K, Form 10-Q and Form 8-K and all amendments to those reports, can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any stockholder who requests them from our Investor Relations Department:

Investor Relations

CommScope, Inc.

1100 CommScope Place, SE

Hickory, North Carolina 28602

U.S.A.

Phone: (828) 324-2200

Fax: (828) 323-4849

E-mail: investor.relations@commscope.com

Stockholder Communications with Board Members

The Board of Directors provides a process for stockholders to send communications to the Board of Directors or any of the directors. Stockholders may send written communications to the Board of Directors, or any of the individual directors, c/o the Corporate Secretary of the Company at CommScope, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board of Directors or the individual directors, as applicable, on a periodic basis. In addition, all directors are invited, but not required, to attend our annual meetings.

Certain Relationships and Related Party Transactions

The Company’s Board of Directors has adopted a written policy with respect to related party transactions that is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving the Company. The Board of Directors determined that the Audit Committee is the appropriate Committee to review, approve and ratify “Related Party Transactions” (as defined in the policy), except that the Compensation Committee shall review, approve and ratify Related Party Transactions involving compensation.

Under the policy, management brings the proposed Related Party Transaction to the Audit Committee (or the Compensation Committee, as applicable) for review. After appropriate review (which includes consideration of the financial terms of such transaction), the applicable committee will approve such Related Party Transaction if it is consistent with the policy and is on terms, taken as a whole, which the applicable committee believes are no less favorable to the Company than could be obtained in an arms-length transaction with an unrelated third party. Management also brings to the Audit Committee (or the Compensation Committee, as applicable) for its review and approval any proposed material modification to any previously approved Related Party Transaction. If it is not practical for the applicable committee to review in advance a particular Related Party Transaction or material modification thereto, management brings to the applicable committee for its ratification such Related Party Transaction or modification and makes such changes, if any, as the applicable committee so directs. Any Related Party Transaction or modification which has been approved or ratified by the Board of Directors, by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such Related Party Transaction, need not be approved or ratified by the Audit Committee (or the Compensation Committee, as applicable).

For purposes of this policy, a “Related Party” is (i) any director, nominee for director or executive officer of the Company; (ii) any beneficial holder of more than 5% of the outstanding common stock of the Company; or (iii) any immediate family member of a director, director nominee or executive officer of the Company or of a beneficial holder of more than 5% of the outstanding common stock of the Company. An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law and sister-in-law and any other person (other than a tenant or employee) sharing the same household.

For purposes of this policy, a “Related Party Transaction” is a transaction (including, but not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships) in which the Company is a participant and the amount involved exceeds $120,000, and in which any Related Party had or will have a direct or indirect material interest. A person’s interest is not deemed to be “an indirect material interest” if it arises only (i) from such person’s position as a director of another entity, (ii) from the direct or indirect ownership by such person and all other Related Parties, in the aggregate, of a less than 10% equity interest in another entity, (iii) from both (i) and (ii), or (iv) from such person’s position as a limited partner in a partnership in which such person and all other Related Parties have an interest of less than 10% and such person is not a general partner of and does not hold another position in the partnership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission (the “Commission”) and the NYSE reports of ownership and changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5 and to provide the Company with copies of such reports. The Company undertakes to make such filings on Forms 3, 4 and 5 on behalf of its directors and officers. Based solely on a review of the reports filed by the Company on behalf of its directors and officers, the reports provided to the Company and on written representations of certain reporting persons that no Form 5 report was required to be filed by them, the Company believes that, during the year ended December 31, 2009, its officers and directors and holders of more than 10% of the Common Stock complied with all applicable Section 16(a) filing requirements.

Executive Officer Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee, which is comprised entirely of non-employee directors, oversees the Company’s compensation programs and policies, including those in which the named executive officers participate. The Company’s named executive officers for the fiscal year ended December 31, 2009 were Frank M. Drendel, Jearld L. Leonhardt, Brian D. Garrett, Marvin S. Edwards, Jr., Edward A. Hally and Randall W. Crenshaw. The principal objectives of the Company’s compensation program with respect to executives are as follows:

•	Provide compensation opportunities that enable the Company to attract superior talent in a highly competitive industry;

•	Retain key employees and reward outstanding achievement;

•	Foster management’s performance in order to produce financial results that the Compensation Committee believes will enhance the long-term interests of the stockholders; and

•	Align management’s interests with those of the stockholders and encourage executives to have equity stakes in the Company.

To meet these objectives, the compensation program is designed to provide for fair and competitive fixed compensation (primarily base salary and benefits) while creating significant upside potential based on performance. Moreover, a significant portion of named executive officers’ compensation has historically been equity-driven because the Compensation Committee believes that equity-based incentives are an effective tool to further the Company’s goal of aligning the executives’ interests with stockholders. The compensation program for the Company’s named executive officers is composed of the following primary elements: base pay, annual incentive, equity compensation and the CommScope, Inc. Supplemental Executive Retirement Plan (the “SERP”).

The Compensation Committee continually evaluates the overall compensation program in light of market conditions and other developments. The Compensation Committee took numerous actions regarding the Company’s compensation program intended to reduce compensation expenses for 2009. These actions, many of which are described below, impacted most of our employees, including the named executive officers. Due to the unprecedented economic downturn and the consequent challenges faced by the Company, the Compensation Committee took the following actions in 2009:

•	Froze wages and salaries for employees, including the named executive officers. This freeze ended in January 2010 (including for the named executive officers).

•

Amended the Annual Incentive Plan (the “AIP”) to provide that the Compensation Committee may permit certain participants to elect to receive all or a portion of their AIP award in Common Stock in lieu of cash on such terms and conditions as established by the Compensation Committee.

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Suspended the AIP and the Policy on Discretionary Performance Compensation (the “PDPC”) for 2009 for all participants (including the named executive officers), and vacated any award would be made under either of these plans in respect of the 2009 performance year.

•	Amended the SERP to provide that, during 2009, no contributions would be made by the Company to participant accounts and no interest would be credited to participant accounts.

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Reduced equity-based incentive awards due to the limited number of shares available under the 2006 Long Term Incentive Plan (the “2006 LTIP”) (this action was prior to the shareholders’ approval of additional shares authorized for issuance under the plan at the 2009 annual meeting) and the depressed price of the Common Stock, which would have required disproportionally large equity grants to provide targeted compensation comparable to either market competitive levels or historical practices.

2009 Compensation Elements

Base Pay

Over the past several years, the Compensation Committee has worked to bring the Company’s base pay levels, including the base pay of the named executive officers, closer to median market practices of similarly-sized general industry companies, as reflected in general industry survey data. In 2005, the Compensation Committee decided to make adjustments required to bring executive pay in line with the desired competitive positioning over a multi-year period, to occur between 2005 and 2009. As part of this multi-year adjustment, in 2008 the Compensation Committee approved salary increases for each of the named executive officers ranging from approximately 6% to 17%. In 2009, the Compensation Committee decided that in light of market conditions, the salary adjustment scheduled to be made in 2009 for the named executive officers would not occur. In the second half of 2009, the Compensation Committee took into account, among other factors, the Towers Perrin 2009 U.S. CDB High Tech Executive Database survey and as well as the Towers Perrin 2009 U.S. CDB General Industry Executive Database in determining the appropriate increases in base salary for several executive positions, some of which were to be filled by promoted executives. As a result, in November 2009, the Compensation Committee approved base salary increases for each of Messrs. Edwards, Hally and Crenshaw, in connection with their respective promotions, effective January 1, 2010. Mr. Edwards received a 50% increase in base salary in connection with his promotion to President and Chief Operating Officer; Mr. Hally received a 10% increase in base salary in connection with his promotion to Executive Vice President and Chief Commercial Officer; and Mr. Crenshaw received a 10% increase in base salary in connection with his promotion to Executive Vice President and Chief Supply Officer. In January 2010, the Compensation Committee approved a 10% increase in base salary for Mr. Leonhardt, effective as of January 1, 2010. Mr. Drendel requested that no increase be approved by the Compensation Committee for his base salary at such time.

While the Compensation Committee believes that a reasonable and competitive rate of base pay is necessary, it believes that linking a greater portion of executives’ pay with performance through other elements of compensation both fosters superior performance of existing management and allows the Company to attract high achievers. In addition to reviewing market practices data, the Compensation Committee and the Board of Directors review the named executive officers’ performance each year. Adjustments in base salary are generally based on each named executive officer’s individual performance and level and scope of responsibility and experience, as well as comparisons to market pay practices.

Annual Incentive Plans

The AIP and targets thereunder have been designed to provide target payouts generally comparable to the median market practices of similarly-sized general industry and telecom industry companies with significant upside potential based on exceptional performance. Market practices are assessed using general industry and telecom industry compensation surveys. The Compensation Committee also reviews peer group incentive target practices with respect to awards made to the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. Starting in the second half of 2009, the Compensation Committee also took into account the Towers Perrin 2009 U.S. CDB High Tech Executive Database survey, as well as the Towers Perrin 2009 U.S. CDB General Industry Executive Database, in determining the appropriate target incentive awards for the named executive officers.

Historically, both Company performance and, when appropriate, operating segment performance has been taken into account when determining plan payouts for the named executive officers. The Company performance measures are generally approved by the Compensation Committee during the first quarter of the relevant performance year. At the same time, target awards expressed as a percentage of base salary are established for each of the named executive officers.

AIP awards to executive officers who may be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) as of the end of the performance period, which generally would include all of the named executive officers (“Executive Officers”), may not exceed $4,000,000.

The Compensation Committee retains the subjective ability to, at any time prior to the final determination of awards, change the target award percentage of any participant (other than for Executive Officers) to reflect any change in the participant’s responsibility level or position during the course of the performance period. These positive or negative subjective changes to target award percentages have not historically been made. They may be made in the future, however, where the Compensation Committee believes it is appropriate to do so as a result of extraordinary business reasons that are out of a business unit’s control. In addition, the Compensation Committee may in its sole discretion decrease the amount of an award that would be otherwise payable to a participant in the plan who is an Executive Officer. If a change in control of the Company occurs, the Company will pay each participant a cash award equal to the participant’s target incentive for the AIP plan cycle then underway (with the payout prorated to the date of the change in control). The Company believes this is appropriate since the impact of a change in control on operating income or other financial targets is unpredictable and could potentially adversely affect participant awards under the AIP.

In February 2009, the Compensation Committee amended the AIP to provide that the Compensation Committee may permit certain participants, including the named executive officers, to elect to receive all or a portion of their AIP award in Common Stock in lieu of cash on such terms and conditions as established by the Compensation Committee. The value of the Common Stock issued would be equal to the AIP award approved for the relevant fiscal year, or portion thereof, with respect to which an election has been made, with the number of shares issued determined based on the closing price of Common Stock on the date of such election, (rounded down to the nearest whole number of shares). Also in February 2009, the Compensation Committee gave each of the Company’s named executive officers the opportunity to make an election with respect of their 2008 AIP awards. Messrs. Drendel and Leonhardt each elected to receive their entire AIP award in respect of the 2008 performance year in stock. The other named executive officers received their 2008 AIP awards in cash.

In March 2009, the Compensation Committee approved the weighted average performance metrics for the 2009 performance year to be 25% based upon free cash flow (defined as cash flow from operations, less capital expenditures) and 75% based upon adjusted operating income (as defined below as LTIP Adjusted Operating Income) and also approved corporate or business unit performance targets in respect of these metrics. In April 2009, the Compensation Committee decided that the AIP would be suspended during 2009 for all participants, including the named executive officers, and that no awards would be paid in respect of the 2009 performance year. If the AIP had not been suspended, each of the named executive officers would have been entitled to some payout pursuant to the AIP in respect of the 2009 performance year, based on the targets set in March 2009 and the level of achievement attained in 2009. Information regarding the AIP can also be found below under the caption “Non-Equity Incentive Plan Compensation.”

The PDPC is a broad-based annual incentive program for all U.S.-based non-union employees, including the Company’s named executive officers. Under the PDPC, participants receive a percentage of their annualized pay rate as of the end of the performance year as a cash incentive. The percentage is established each calendar year by the Board of Directors or a committee thereof, generally during the first quarter of the performance year. The percentage is the same for each eligible employee, and ranges from zero to two percent. The PDPC is designed to encourage improved performance and reward employees for performance in the relevant performance year. In March 2009, the Board of Directors set the percentage at 2% for the 2009 fiscal year if the Company’s corporate adjusted operating income equaled or exceeded the target set forth in the AIP. That percentage decreased as company performance as a percent of target declined, down to 0% if less than 50% of the corporate adjusted operating income target was reached. In April 2009, the Compensation Committee decided that the PDPC would be suspended for 2009, determining that no awards will be made under this plan in respect of the 2009 performance year. If the PDPC had not been suspended, all plan participants (including the named executive officers) would have been entitled to some payout in respect of the 2009 performance year, based on the level of corporate adjusted operating income attained in 2009.

Equity Compensation

The Compensation Committee believes that key employees, who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value, should have a significant and on-going stake in the Company’s success. Granting equity of the Company to the named executive officers has historically been a principal focus of the compensation program. The Company grants equity awards to named executive officers pursuant to the 2006 LTIP. The 2006 LTIP is the Company’s principal long-term compensation vehicle, and is designed to link in a meaningful way a substantial portion of executives’ compensation to the long-term enhancement of stockholder value as reflected in share price appreciation. The Committee’s intent is for equity to comprise the largest component of each named executive officer’s targeted compensation, and historically this has been the case. However, in 2009, the Compensation Committee reduced equity incentives for a variety of reasons including the limited number of shares available for awards under the 2006 LTIP at that time (which was prior to the shareholders’ approval of additional shares authorized for issuance under the plan at the 2009 annual meeting) and the depressed price of the Common Stock, which would have required disproportionally large equity grants to provide targeted compensation comparable to historical levels. Equity grant values in 2010 – assuming target performance is achieved – were generally more consistent with market practices and Company practices in 2008, the first year following the Company’s acquisition of Andrew Corporation.

In addition to providing a significant linkage between each executive’s compensation and the Company’s stock price, equity-based incentives provide the Company with a strong long-term retention tool. Current compensation decisions do not take into account an executive’s holdings in shares of the Company.

In 2008, the value of annual equity awards for all equity plan recipients was targeted at a combination of median general industry market practices and median telecom industry market practices. In 2009, the value of equity awards was based on a uniform reduction for all recipients from 2008 practices. Among other factors, the reduction reflected the limited number of shares available for grant at that time under the 2006 LTIP and the decline in the Company’s stock price at the time of grant. Annual equity awards in 2010 were targeted at median market practices for the high-tech industry, which, relative to telecom industry data, represents a broader perspective of the labor market in which the Company’s key employees participate.

Prior to 2007, the Compensation Committee generally made its annual grants to named executive officers at its December meeting, with those performance-based grants based on the next following fiscal year’s performance. For the 2008 performance year, however, the Compensation Committee made its annual grants in January 2008. The reason for the change was to include employees of Andrew in the equity incentive grant for the 2008 performance year. By granting equity awards to existing Company key employees and key employees who joined the Company as part of the Andrew acquisition, the equity-based incentives of these two sets of employees were aligned. Accordingly, no grants of equity awards (including to the named executive officers) were made during 2007. In January 2009, the Compensation Committee determined to postpone consideration of making its annual equity compensation grants until March 2009 as part of an evaluation of various components of the Company’s overall compensation program. This evaluation, as noted above, resulted in the Compensation Committee deciding that, for 2009, equity-based incentives should be reduced from prior practice for all equity award recipients, including for the named executive officers. In 2010, the Compensation Committee returned to the practice of making annual grants in January.

In order to maintain flexibility, the 2006 LTIP permits the granting of options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, performance awards and share awards. Named executive officers generally receive grants each year with time-vesting and performance-vesting components. For the awards granted to the named executive officers in 2009, approximately three-fourths of the award (by value) consisted of time-vesting options granted with an exercise price equal to $9.80 per share (the closing price of the Company’s stock on the date of grant), and the remaining one-fourth consisted of performance share units. The Compensation Committee’s intent in using this mix of stock options and performance share units was to tie a greater proportion of the named executive officers’ pay directly to stock price appreciation.

The option grants made in March 2009 provide each grantee with the option to purchase shares of Common Stock, generally for a 10-year period from the date of grant. These options generally vest in one-third increments on each of the first, second and third anniversaries of the date of grant provided the employee remains employed with the Company on the applicable vesting date, and have value only to the extent that the Company’s stock price exceeds the option exercise price of $9.80 per share. The performance share units granted in March 2009 provide that a grantee will receive shares of Common Stock upon the third anniversary of the date of grant to the extent that the Company’s earnings during the performance period meet or exceed pre-established goals. The performance period with respect to performance share units granted in March 2009 was fiscal year 2009. The performance share unit awards are intended to combine internal performance measures with long-term value based on share price appreciation. The units provide upside potential to the extent operating income performance targets are met or exceeded and to the extent that the stock price appreciates from the date of grant. The performance metric used for the March 2009 grants was adjusted operating income (“LTIP Adjusted Operating Income”). The award agreements define this performance metric as “Operating Income (Loss),” as such item appears on the Company’s Consolidated Statement of Operations for 2009, increased or reduced by each of the following to the extent that any such item is used to determine “Operating Income (Loss)”: (1) impairment charges for goodwill or other long lived assets including fixed assets and investments; (2) any acquisition or divestiture related expenses, gains or losses, including one-time start up and transition costs, amortization of any inventory related fair value adjustments, in process research and development write-offs, and other business acquisition purchase accounting adjustments; (3) any gains or losses on disposal of long lived assets including property, plant and equipment; (4) any restructuring costs; (5) amortization of purchased intangible assets; and (6) any income or charges related to the litigation with TruePosition, Inc. In addition, adjustments shall be made with respect to this determination to reflect any change in accounting standards that affect the calculation of Operating Income (Loss) as reflected on the Company’s Consolidated Statement of Operations for 2009.

The following table sets forth the percentage of performance share units granted in March 2009 that could have become vested on the third anniversary of the date of grant, based on the level of performance achieved with respect to the LTIP Adjusted Operating Income goals established for fiscal year 2009. There is straight line interpolation for performance results between the amounts set forth in this table.

	< Minimum		Minimum	Target	Maximum	> Maximum
LTIP Adjusted Operating Income	<$	417 million	$417 million	$482 million	$547 million	>$	547 million
Percentage of performance share units with respect to which performance goals are satisfied		0%	50%	100%	150%		150%

Because the minimum LTIP Operating Income threshold was not achieved during the 2009 performance year, none of the performance share units granted in March 2009 will be converted into shares of Common Stock upon the third anniversary of the date of grant.

SERP

The Compensation Committee considers the SERP to be an important long-term retention program because, except for payment upon certain changes in control of the Company, SERP participants (including the named executive officers) must stay with the Company until retirement in order to receive any payment under the SERP. Participants become vested in their SERP benefits on the date that is one year and 31 days following the date they receive notification of their participation in the SERP (the “Vesting Date”); provided, that there are generally no payments of supplemental retirement benefits to participants until retirement at age 55 or older with at least 10 years of service, or at age 65 without regard to any service requirement (“Retirement”). The SERP is a defined contribution retirement plan which generally provides for a contribution each year to participant accounts. In April 2009, the Compensation Committee amended the SERP to provide that no contributions would be made by the Company to participant accounts for 2009. Contributions to participant accounts will resume in 2010. Historically, participant accounts also accrue interest each year. During 2008, the interest rate was 6%. In April 2009, the Compensation Committee amended the SERP to provide that during 2009, no interest would be credited to participant accounts. In January 2010, the Compensation Committee determined that the interest rate will be 5% for 2010.

The amount of the contribution each year is based on a participant’s base salary and annual incentive paid in respect of the relevant year. Equity-based compensation is not taken into account for purposes of the SERP. In general, benefits may be paid in a lump sum or in installments upon retirement. If, however, the participant’s employment terminates for any reason other than by the Company for cause within two years after a change in control, payments to participants of vested balances are made in a lump sum. The Compensation Committee believes that such a feature is appropriate to address participant concerns regarding the potential for nonpayment of benefits following a change in control. If Retirement or a change in control occurs prior to the Vesting Date, SERP benefits are considered unvested and will be forfeited. More information about the SERP can be found below under the caption “Nonqualified Deferred Compensation.”

Severance Protection

The Company has had severance protection agreements with its named executive officers since it became a public company (more fully described below under the caption “Potential Payments Upon Termination or Change in Control”). In September 2008, the Compensation Committee reviewed the severance protection agreements. As a result of such review, the Compensation Committee approved a form of amended and restated severance protection agreement, which was amended to comply with Sections 409A and 162(m) of the Code and to make certain other changes, including lengthening the term of the agreements and conforming the definition of a change in control to the definition used in other Company compensation plans (which, among other things, now provides that a change in control by reason of a merger, consolidation or reorganization occurs upon consummation of the transaction rather than upon shareholder approval). In December 2008, amended and restated severance protection agreements were entered into between the Company and its executive officers, including the named executive officers. The Compensation Committee will continue to review the severance protection agreements annually and will advise the Company if it recommends amending or terminating the agreements. The agreements are intended to protect the senior executives from the loss of reasonably expected compensation as a result of a premature termination of employment following a change in control. These agreements have an initial term of three years and generally extend for one additional year on January 1 of each year unless terminated by either the Company or the covered executive. In September 2009, the Compensation Committee reviewed these agreements and determined that the agreements should remain in effect. Severance is payable only if the executive is terminated by the Company without cause or the executive is constructively terminated as a result of adverse actions taken by the Company. Agreements entered into prior to October 2009, including those with the named executive officers, also provide for a gross-up for certain excise taxes that may be payable by the executive to mitigate unintended tax consequences to the executive. In October 2009, the Compensation Committee decided that agreements entered into from that time forward will not have a gross-up benefit. The Compensation Committee considers the agreements entered into with the named executive officers, and the benefits payable pursuant to them, to be comparable to those of other companies of the Company’s size.

Other Elements of Compensation

Although not part of a formal plan or program, in the past the Company has occasionally granted special cash bonus awards outside of its annual incentive programs. These are targeted awards intended to reward specific individuals for performance not addressed by the Company’s other programs. Because these types of bonuses are not paid out in the ordinary course, the Compensation Committee considers any such payment a true discretionary bonus rather than an incentive and intended more to reward employees for exceptional past performance than to provide incentives for future performance. None of the named executive officers received a discretionary bonus in 2009.

As a general matter, the Company does not provide a significant number of perquisites to the named executive officers. However, the Chief Executive Officer is permitted to use Company aircraft approximately 50 hours per year for personal transportation for efficiency and security reasons. In addition, Mr. Drendel received assistance from administrative staff unrelated to business purposes. Mr. Drendel fully reimbursed the Company for the incremental costs of these trips, the administrative assistance and other perquisites. Because the Company is reimbursed by Mr. Drendel, these services are not reported in the Summary Compensation Table.

Compensation Generally

Peer Group.    In 2008, the Compensation Committee used both peer group compensation data (developed from peer companies’ proxy filings) and survey-based compensation data in setting the compensation of executives, including the named executive officers. The proxy peer group consisted of publicly traded electronic cable and communications network equipment suppliers, some of which are of similar size as the Company as determined by revenues, geographic scope and other relevant factors; these companies are: ADC Telecommunications, Inc., Amphenol Corporation, Anixter International Inc., Arris Group, Inc., Belden Inc., Corning Incorporated, Hubbell Incorporated, Motorola, Inc., Nortel Networks Corp., Powerwave Technologies, Inc., Tellabs, Inc. and Tyco Electronics Ltd. Due to the unprecedented nature of compensation practices during 2009, no peer groups were established and no survey-based compensation data was collected or used to set compensation levels for 2009. Survey-based compensation data was used in setting the 2010 compensation of

Messrs. Edwards, Hally and Crenshaw, in connection with their promotions, effective January 1, 2010, as described above. The surveys used for such purposes were comprised of high tech and general industry companies.

Relation Among the Various Elements of Compensation.    The Compensation Committee reviews total direct compensation data in assessing the Company’s overall competitive position. Total direct compensation is composed of base pay, equity compensation awards and annual incentives. However, the Company and the Compensation Committee view the elements of compensation as distinct, and no element is necessarily increased due to another’s decreasing since each element is designed to reward or encourage a discrete aspect of Company or individual performance. With the previously noted exception of the 2009 equity awards, the structure and target amounts of each pay element are based primarily on market practices. How each of these elements of compensation is quantified is dependent on the applicable objectives of the Company. The annual incentive programs are designed to reward relatively short-term internal performance such as earnings growth and revenue growth. The performance share unit awards under the 2006 LTIP are designed to link executive pay with both the Company’s stock price and earnings goals. Option awards, for which value is directly linked to stock price growth, are designed to align rewards with long-term stockholder returns. The Compensation Committee also believes that the SERP, as well as the option and performance share unit awards, encourage long-term retention of the executive team.

Timing of Equity Awards.    Although the Compensation Committee has no formal, written policy with respect to timing of option and other equity grants, as discussed above, prior to the 2007 performance year, it generally made annual grants (including to the named executive officers) in conjunction with the December meeting of the Board of Directors. Equity grants with respect to the 2008 performance year were made in January 2008 so that employees of Andrew, which was acquired by the Company in December 2007, could receive equity awards at such time. As a result, no equity awards were granted during 2007. As part of an evaluation of various components of the Company’s compensation program, the Compensation Committee decided in January 2009 to postpone consideration of making equity grants with respect to the 2009 performance year until March 2009. The Compensation Committee may, in a particular instance, consider changing the timing of option grants in order to avoid making such grants shortly in advance of the public release of material information. The Company also occasionally grants options and other equity awards as a recruiting, incentive or retention tool, and therefore on limited occasions there have been grants to new hires and existing key employees made outside of the meeting at which annual equity grants are made.

Role of Executives in Setting Compensation.    The Compensation Committee approves pay changes for all executive officers subject to the reporting requirements of Section 16 of the Exchange Act (“Section 16”) (including the named executive officers) based on recommendations from the Chief Executive Officer (who does not make recommendations with respect to his own pay) and data provided by the Compensation Committee’s compensation consultant. The Chief Financial Officer, Chief Operating Officer, General Counsel and Senior Vice President of Human Resources also provide assistance to the Compensation Committee through, among other things, preparing analyses of peer group and broader market practices, helping to select the companies that constitute the peer group, providing information to the Compensation Committee’s compensation consultant, analyzing accounting and tax aspects of compensation matters, analyzing various performance metrics and providing legal analysis of plan documents. Although the Compensation Committee approves the annual grants of equity to named executive officers as well as grants outside of the annual grant cycle to Section 16 officers, the Chief Executive Officer may approve grants to non-Section 16 new hires and special awards to non-Section 16 key employees (which may be made at various times during the year).

Policies Regarding Tax and Accounting Impacts on Compensation.    Tax and accounting impacts influence compensation in that the Company and the Compensation Committee generally strive to comply with the maximum tax deductibility of each arrangement, and accounting treatment is analyzed before starting a new program or making grants under existing programs. The Company and the Compensation Committee generally attempt to structure the compensation program so that no payments will be non-deductible by reason of the application of Section 162(m) of the Code. In 2009, no named executive officer’s compensation was non-deductible by reason of application of Section 162(m).

Policies Regarding Hedging Risk of Company Stock Ownership.    The Company’s Insider Information and Insider Trading Policy prohibits executives (including the named executive officers) from trading in exchange traded options on the Company’s stock and from selling the Company’s stock short. People who trade in speculative exchange traded options and sell stock short are generally betting that a stock price will move rapidly; therefore, the Company believes that it is inappropriate to do so with an employer’s stock because it arouses suspicion that the employee is trading on inside information. The Company does sometimes permit managing the risk of having a disproportionate share of individual wealth in Company securities by entering into certain hedging or monetization transactions; however, the Company requires those who wish to enter into such arrangements to obtain approval for the proposed transaction in writing from the Company’s compliance officers at least two weeks prior to executing the transaction, and the Company’s compliance officers may reject any such request at their sole discretion. The compliance officers have not been asked to approve any such hedging transactions for named executive officers.

Policies Regarding Stock Ownership.    While the Company encourages its directors and officers to be significant stockholders, it does not have any formal stock ownership guidelines. The Company and the Compensation Committee believe that through the equity incentive programs, named executive officers will over time achieve levels of stock ownership that will substantially align their interests with those of stockholders.

SUMMARY COMPENSATION TABLE

The table below sets forth a summary of the compensation earned by or paid to our named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensa- tion(3)	Change in Nonqualified Deferred Compensation Earnings	All Other Compensa- tion(4)(5)	Total
Frank M. Drendel, Chairman and Chief Executive Officer	2009	$970,000	$217,678	$632,060	—	—	$15,740	$1,835,478
	2008	$967,538	$2,236,185	$2,202,803	$851,768	$16,317	$311,981	$6,586,592
	2007	$820,388	—	—	$1,136,009	$6,448	$274,939	$2,237,784
Jearld L. Leonhardt, Executive Vice President and Chief Financial Officer	2009	$466,400	$38,122	$110,679	—	—	$15,204	$630,405
	2008	$462,877	$391,590	$385,725	$251,207	$6,068	$112,852	$1,610,319
	2007	$389,237	—	—	$352,786	$2,431	$103,821	$848,275
Brian D. Garrett, Former President and Chief Operating Officer(6)	2009	$646,600	$114,964	$333,815	—	—	$15,990	$1,111,369
	2008	$653,950	$1,180,953	$1,163,430	$428,504	$8,082	$179,206	$3,614,125
	2007	$570,385	—	—	$594,977	$3,143	$164,100	$1,332,605
Marvin S. Edwards, Jr., President and Chief Operating Officer(6)	2009	$371,000	$26,097	$75,783	—	—	$15,851	$488,731
	2008	$374,445	$348,309	$168,885	$246,924	$862	$93,407	$1,232,832
	2007	$278,496	—	—	$195,403	$243	$64,261	$538,403
Edward A. Hally, Executive Vice President and Chief Commercial Officer(7)	2009	$434,600	$30,703	$89,145	—	—	$15,169	$569,617
	2008	$440,117	$420,444	$204,330	$352,137	$1,606	$125,090	$1,543,724
	2007	$321,914	—	—	$297,923	$511	$80,468	$700,816
Randall W. Crenshaw, Executive Vice President and Chief Supply Officer(8)	2009	$386,900	$26,097	$75,783	—	—	$15,868	$504,648
	2008	$380,925	$366,858	$178,268	$190,634	$3,146	$91,293	$1,211,124
	2007	$354,750	—	—	$304,535	$1,175	$90,688	$751,148
(1)	As a result of a change in payroll frequency from bi-weekly to semi-monthly for certain employees, amounts for 2008 reflect transitional payments of $29,846, $14,351, $19,895, $11,415 and $13,372 for Messrs. Drendel, Leonhardt, Garrett, Edwards and Hally, respectively.

(2)	Reflects the aggregate grant date fair value of performance share unit and stock option awards granted during the fiscal years ended December 31, 2009 and 2008, as applicable, computed in accordance with FASB ASC Topic 718. No equity compensation awards were granted during 2007. Assumptions used in the calculation of the 2009 and 2008 amounts are included in footnote 13 to the Company’s audited financial statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Commission on February 22, 2010. The amount shown with respect to performance share unit awards is based on the probable outcome of the performance condition as of the grant date. At the time these awards were granted, the probable outcome was that target would be achieved. Company performance in 2009 did not meet the awards’ threshold performance criteria; therefore, the performance share unit awards included in the Stock Awards column have been forfeited.

The following table illustrates the grant date fair value of performance share unit awards, assuming the highest level of performance achievement:

Named Executive Officer	Grant Date Fair Value, Assuming Maximum Achievement
	2009	2008
Frank M. Drendel	$326,517	$3,354,278
Jearld L. Leonhardt	$57,183	$587,385
Brian D. Garrett	$172,446	$1,771,430
Marvin S. Edwards, Jr.	$39,146	$522,464
Edward A. Hally	$46,055	$630,666
Randall W. Crenshaw	$39,146	$550,287

(3)	The Compensation Committee suspended the AIP and PDPC for 2009. As a result, no participants in these plans (including the named executive officers) have received or will receive awards in respect of the 2009 performance year.

Amounts for 2008 reflect payments in 2009 with respect to the 2008 performance year pursuant to (i) the Company’s AIP of $834,836, $243,107, $417,060, $240,371, $344,435 and $183,968 to Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, respectively and (ii) the PDPC of $16,932, $8,100, $11,444, $6,553, $7,702 and $6,666 to Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, respectively. Messrs. Drendel and Leonhardt each elected to receive shares of Common Stock in lieu of cash with respect to their AIP awards.

Amounts for 2007 reflect payments in 2008 with respect to the 2007 performance year pursuant to (i) the Company’s AIP of $1,119,009, $344,786, $582,977, $189,763, $289,723 and $297,275 to Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, respectively and (ii) the PDPC of $17,000, $8,000, $12,000, $5,640, $8,200 and $7,260 to Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, respectively.

(4)	Amounts for 2009 reflect (i) the employer base and matching contribution under the CommScope, Inc. Retirement Savings Plan in the amount of $14,700 on behalf of each of Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, (ii) payment by the Company in 2009 of premiums of $540, $504, $540, $401, $469 and $418 for term life insurance on behalf of Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, respectively and (iii) a Company contribution of $500, $750, $750 and $750 to the Healthcare Savings Accounts of Messrs. Drendel, Garrett, Edwards and Crenshaw, respectively, who elected to be covered by such plan.

Amounts for 2008 reflect (i) the employer base and matching contribution under the CommScope, Inc. Retirement Savings Plan in the amount of $13,800 on behalf of each of Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, (ii) payment by the Company in 2008 of premiums of $2,482, $1,188, $1,676, $962, $1,131 and $1,006 for term life insurance on behalf of Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, respectively, (iii) the annual regular and special credits under the SERP in the amount of $294,699, $97,864, $162,730, $77,645, $110,159 and $75,487 for 2008 to the accounts thereunder of Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, respectively, and (iv) a Company contribution of $1,000 to the Healthcare Savings Accounts of Messrs. Drendel, Garrett, Edwards and Crenshaw, who elected to be covered by such plan.

Amounts for 2007 reflect (i) the employer base and matching contribution under the Employees Retirement Savings Plan in the amount of $13,500 on behalf of each of Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, (ii) payment by the Company in 2007 of premiums of $1,477, $701, $1,027, $501, $579 and $639 for term life insurance on behalf of Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, respectively, (iii) the annual regular and special credits under the SERP in the amount of $258,962, $89,620, $148,573, $50,260, $66,389 and $75,549 for 2007 to the accounts thereunder of Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, respectively, and (iv) a Company contribution of $1,000 to the Healthcare Savings Accounts of Messrs. Drendel, Garrett and Crenshaw, who elected to be covered by such plan.

(5)	In 2009, 2008 and 2007, Mr. Drendel and his affiliated companies were provided with the following items which were fully reimbursed to the Company for the incremental cost to the Company: personal use of the Company’s aircraft, pilot services, aircraft maintenance services, certain club dues, tickets to sporting events and assistance from administrative staff unrelated to the Company’s business. No amounts are included for these items.

(6)	Effective as of January 1, 2010, Mr. Garrett resigned as President and Chief Operating Officer. Mr. Garrett continues as serve as senior vice president of one of the Company’s subsidiaries. Also effective as of January 1, 2010, Mr. Edwards was elected to serve as President and Chief Operating Officer. Prior to that time, Mr. Edwards served as Executive Vice President and General Manager, Wireless Network Solutions.

(7)	Prior to January 1, 2010, Mr. Hally served as Executive Vice President and General Manager, Antenna, Cable and Cabinets Group.

(8)	Prior to January 1, 2010, Mr. Crenshaw served as Executive Vice President and General Manager, Enterprise.

Employment Agreements

In November 1988, Mr. Drendel entered into an employment agreement (the “Agreement”) with GI Delaware and CommScope NC providing for his employment as President and Chief Executive Officer of CommScope NC for an initial term ending on November 28, 1991. The Agreement provides for a minimum salary, which is less than Mr. Drendel’s current salary, and provides that Mr. Drendel will participate in any management incentive compensation plan for executive officers that CommScope NC maintains. Commencing on November 29, 1989, subject to early termination by reason of death or disability or for cause (as defined in the Agreement), the Agreement extends automatically so that the remaining term is always two years, unless either party gives notice of termination, in which case the Agreement will terminate two years from the date of such notice. As of the date of this Proxy Statement, neither party has given notice of termination. Pursuant to the Agreement, Mr. Drendel is eligible to participate in all benefit plans available to other CommScope NC senior executives. The Agreement prohibits Mr. Drendel, for a period of five years following the term of the Agreement, from engaging in any business in competition with the business of CommScope NC in any country where CommScope NC then conducts business. Effective as of the Spin-Off, GI Delaware ceased to be a party to the Agreement.

GRANT OF PLAN-BASED AWARDS DURING 2009

		Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Frank M. Drendel	3/24/09	—	—	—	—	—	—	133,346	$9.80	$632,060
	3/24/09	—	—	—	11,106	22,212	33,318	—	—	$217,678
Jearld L. Leonhardt	3/24/09	—	—	—	—	—	—	23,350	$9.80	$110,679
	3/24/09	—	—	—	1,945	3,890	5,835	—	—	$38,122
Brian D. Garrett	3/24/09	—	—	—	—	—	—	70,425	$9.80	$333,815
	3/24/09	—	—	—	5,866	11,731	17,597	—	—	$114,964
Marvin S. Edwards, Jr.	3/24/09	—	—	—	—	—	—	15,988	$9.80	$75,783
	3/24/09	—	—	—	1,332	2,663	3,995	—	—	$26,097
Edward A. Hally	3/24/09	—	—	—	—	—	—	18,807	$9.80	$89,145
	3/24/09	—	—	—	1,567	3,133	4,700	—	—	$30,703
Randall W. Crenshaw	3/24/09	—	—	—	—	—	—	15,988	$9.80	$75,783
	3/24/09	—	—	—	1,332	2,663	3,995	—	—	$26,097

(1)	The Compensation Committee suspended the AIP and PDPC for 2009. As a result, no participants in these plans (including the named executive officers) have received or will receive awards in respect of the 2009 performance year.

(2)	Reflects the threshold, target and maximum shares of Common Stock, which are underlying the performance share unit awards granted pursuant to the 2006 LTIP. Because the threshold adjusted operating income goal was not achieved during the 2009 performance year, the named executive officers will receive no shares in respect of these awards on the vesting date.

(3)	Reflects stock options granted in 2009 pursuant to the 2006 LTIP. Options become exercisable with respect to one-third of the shares covered thereby on each of March 24, 2010, March 24, 2011 and March 24, 2012.

(4)	Reflects the grant date fair value of stock option and performance share unit awards, computed in accordance with FASB ASC Topic 718. The amount shown with respect to performance share units is based on the probable outcome of the performance condition as of the grant date. At the time these awards were granted, the probable outcome was that the target would be achieved.

Non-Equity Incentive Plan Compensation

The AIP is the Company’s annual cash incentive plan for the Chief Executive Officer and certain other employees, including the named executive officers. Under the AIP, the Compensation Committee establishes a target award amount for the named executive officers, which is expressed as a percentage of base salary earned during the performance year. The percentage of such amount to be received is primarily based on whether and to what extent the applicable corporate and/or business unit performance target was met or exceeded. The named executive officers are not eligible for any increased award based on assessment of individual performance.

In February 2009, the Compensation Committee amended the AIP to provide that the Compensation Committee may permit certain participants to elect to receive all or a portion of their AIP award in Common Stock in lieu of cash on such terms and conditions as established by the Compensation Committee. The value of the Common Stock issued would be equal to the AIP award approved for the relevant fiscal year, or portion thereof, with respect to which an election has been made, with the number of shares issued determined based on the closing price of Common Stock on the date of such election (rounded down to the nearest whole number of shares). Also in February 2009, the Compensation Committee gave each of the named executive officers the opportunity to make an election with respect to their 2008 AIP awards. Messrs. Drendel and Leonhardt each elected to receive their entire 2008 AIP award in stock. The other named executive officers received their 2008 AIP awards in cash. In April 2009, the Compensation Committee decided that the AIP would be suspended during 2009 for all participants, and that no awards would be paid in respect of the 2009 performance year.

Under the PDPC, the named executive officers have historically had the opportunity to receive a payment in an amount of up to 2% of their annualized pay rate as of the end of the performance year, as annually determined by the Board of Directors (or a committee thereof) in its discretion. In April 2009, the Compensation Committee decided that the PDPC would be suspended during 2009 for all participants, and that no awards would be paid in respect of the 2009 performance year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Frank M. Drendel	60,000	—	$17.25	12/14/2010	—		—
	155,000	—	$16.20	2/21/2012	—		—
	136,000	—	$7.93	12/19/2012	—		—
	130,200	—	$15.58	12/19/2013	—		—
	155,600	—	$18.92	12/16/2014	—		—
	74,800	—	$19.91	12/14/2015	—		—
	51,100	—	$30.42	12/13/2016	—		—
	35,217	70,433	$41.22	1/22/2018	—		—
	—	—	—	—	38,680	(3)	$1,026,180	(3)
		133,346	$9.80	3/24/2019	—		—
	—	—	—	—	0	(4)	$0	(4)
Jearld L. Leonhardt	30,600	—	$17.25	12/14/2010	—		—
	50,000	—	$16.20	2/21/2012	—		—
	33,500	—	$15.58	12/19/2013	—		—
	38,100	—	$18.92	12/16/2014	—		—
	16,200	—	$19.91	12/14/2015	—		—
	12,000	—	$30.42	12/13/2016	—		—
	6,167	12,333	$41.22	1/22/2018	—		—
	—	—	—	—	6,774	(3)	$179,714	(3)
	—	23,350	$9.80	3/24/2019	—		—
	—	—	—	—	0	(4)	$0	(4)
Brian D. Garrett	42,875	—	$7.93	12/19/2012	—		—
	50,300	—	$15.58	12/19/2013	—		—
	57,100	—	$18.92	12/16/2014	—		—
	23,300	—	$19.91	12/14/2015	—		—
	19,900	—	$30.42	12/13/2016	—		—
	18,600	37,200	$41.22	1/22/2018	—		—
	—	—	—	—	20,427	(3)	$541,928	(3)
	—	70,425	$9.80	3/24/2019	—		—
	—	—	—	—	0	(4)	$0	(4)
Marvin S. Edwards, Jr.	5,605	—	$19.91	12/14/2015	—		—
	3,800	—	$30.42	12/13/2016	—		—
	2,700	5,400	$41.22	1/22/2018	—		—
	—	—	—	—	6,025	(3)	$159,843	(3)
	—	15,988	$9.80	3/24/2019	—		—
	—	—	—	—	0	(4)	$0	(4)
Edward A. Hally	5,605	—	$19.91	12/14/2015	—		—
	3,600	—	$30.42	12/13/2016	—		—
	3,267	6,533	$41.22	1/22/2018	—		—
	—	—	—	—	7,273	(3)	$192,953	(3)
	—	18,807	$9.80	3/24/2019	—		—
	—	—	—	—	0	(4)	$0	(4)
Randall W. Crenshaw	4,720	—	$19.91	12/14/2015	—		—
	4,500	—	$30.42	12/13/2016	—		—
	2,850	5,700	$41.22	1/22/2018	—		—
	—	—	—	—	6,346	(3)	$168,359	(3)
	—	15,988	$9.80	3/24/2019	—		—
	—	—	—	—	0	(4)	$0	(4)

(1)	During their ten-year terms, options generally become exercisable in three equal installments each year beginning on the first anniversary of the date of grant.

(2)	Options generally expire on the tenth anniversary of the date of grant.

(3)	Reflects the number and aggregate market value of performance share unit awards that were granted on January 22, 2008. Because specified performance goals were met in respect of the 2008 fiscal year, shares of common stock of the Company (71.3% of the number of performance share units granted, based on actual performance) will be issued to the executive on January 22, 2011, subject to the terms of the applicable grant agreement, including the executive’s continued compliance with service requirements and other award restrictions.

(4)	Because the threshold performance goals were not met in respect of the 2009 fiscal year for performance share unit awards that were granted on March 24, 2009, no shares of common stock of the Company will be issued to the executives on March 24, 2012 in connection with these awards.

OPTION EXERCISES AND STOCK VESTED IN 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting
Frank M. Drendel	—	—	43,500	$1,116,645
Jearld L. Leonhardt	—	—	10,200	$261,834
Brian D. Garrett	—	—	16,950	$435,107
Marvin S. Edwards, Jr.	—	—	6,600	$169,422
Edward A. Hally	—	—	6,300	$161,721
Randall W. Crenshaw	—	—	7,920	$203,306

(1)	These shares were acquired in connection with the vesting of performance unit awards granted in December 2006.

NONQUALIFIED DEFERRED COMPENSATION

Name	Registrant contributions in last fiscal year(1)	Aggregate earnings in last fiscal year(2)	Aggregate balance at last fiscal year end(3)
Frank M. Drendel	—	—	$2,951,624
Jearld L. Leonhardt	—	—	$1,088,761
Brian D. Garrett	—	—	$1,477,571
Marvin S. Edwards, Jr.	—	—	$212,713
Edward A. Hally	—	—	$361,513
Randall W. Crenshaw	—	—	$583,785

(1)	No Company contributions were made to the accounts of SERP participants (including the named executive officers) during 2009.

(2)	The only earnings with respect to this plan is interest credited to participant accounts. No such interest was credited to the accounts of SERP participants (including the named executive officers) during 2009.

(3)	Included within the aggregate balance at last fiscal year end are amounts that have been reported in Summary Compensation Tables covering periods from January 1, 2001 through December 31, 2009 as follows: Mr. Drendel—$1,339,715; Mr. Leonhardt—$487,166; Mr. Garrett—$716,002; Mr. Edwards—$167,145; Mr. Hally—$290,554; and Mr. Crenshaw—$316,669.

Nonqualified Deferred Compensation

The Nonqualified Deferred Compensation table reflects information about the SERP for 2009. The SERP is an unfunded defined contribution type retirement plan maintained for the benefit of a select group of management and/or highly compensated employees of the Company and its subsidiaries. The SERP provides for (i) an initial credit to a participant’s “special account” (which generally equals the product of 5% of such participant’s base salary and incentive paid during the year before such employee becomes a participant multiplied by the number of years of service completed while employed in a senior management capacity) and (ii) a contribution by the Company each year to a participant’s “regular account” (which generally equals 5% of such participant’s base salary and annual incentive paid for the year up to a cap, which in 2009 was $220,000, plus 15% of the amount in excess of the cap). In 2009, the Compensation Committee determined that the annual contribution by the Company to SERP accounts would not occur for the 2009 plan year. In addition to initial and annual allocations, the accounts generally accrue interest each year. However, in 2009, the Compensation Committee determined that for the 2009 plan year, interest would not be credited to the accounts. In January 2010, it was determined that the interest rate for 2010 will be 5%. The interest rate will continue to be reviewed and reset if appropriate not less frequently than every five years. Under the SERP, participants become vested in their SERP benefits on the date that is one year and 31 days following the date they receive notification of their participation in the SERP (the “Vesting Date”); provided, that there are generally no payments of supplemental retirement benefits to named executive officers until retirement at age 55 or older with at least 10 years of service or at age 65 without regard to any service requirement (“Retirement”). In 2009, Edward Hally was credited with an additional two years of service under the SERP in recognition of him assuming greater responsibilities in connection with the Andrew acquisition. A participant generally will receive the full value of his or her account balance upon his or her Retirement although the participant may defer receipt of his or her vested account balance pursuant to an initial election or in accordance with the subsequent deferral rules under Section 409A of the Code. If the participant’s employment terminates for any reason other than by the Company for cause within two years after a change in control, payment of the vested balance to such participant is made in a lump sum. If Retirement or a change in control occurs prior to the Vesting Date, SERP benefits are considered unvested and will be forfeited.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Protection and Separation Agreements

The Company has entered into severance protection agreements with its named executive officers. Amended and restated severance protection agreements were entered into between the Company and the named executive officers in December 2008 following review and amendment of the agreements by the Compensation Committee. The severance protection agreements were amended to comply with Sections 409A and 162(m) of the Code and to make certain other changes, such as lengthening the term of the agreements and conforming the definition of a change in control to the definition used in other Company compensation plans (which among other things now provides that a change in control by reason of a merger, consolidation or reorganization occurs upon consummation of the transaction rather than upon shareholder approval).

These agreements provide for an initial term of three years and are automatically extended for one year on January 1 of each year immediately following the end of the term unless notification is given to either the Company or the executive, except that the term may not expire prior to 24 months following a change in control (as defined in the agreements).

The agreements provide severance pay and other benefits in the event of a termination of employment within 24 months after a change in control of the Company if such termination is (i) by the Company for any reason other than for cause or disability or (ii) by the executive for good reason (which definition includes, among other things, an adverse change in status or duties, a reduction in salary or benefits, and a relocation of the executive’s place of employment by more than twenty-five miles). Such severance pay will be in an amount equal to two times the sum of the executive’s then current base salary and the target annual incentive payable to the executive under the Company’s AIP for the fiscal year immediately preceding the fiscal year of termination in the case of the Chief Executive Officer and one and one-half times such sum in the case of all other named executive officers. In addition, the Company will pay the executive all accrued but unpaid compensation (which includes items such as salary, bonus, reimbursement for expenses and vacation pay) and a pro rata incentive for the year of termination based on the actual bonus paid or payable to the executive under the AIP in respect of the year immediately preceding the year of termination (calculated up to the date of termination). The executive’s and his dependents’ and beneficiaries’ life insurance, disability, medical, dental and hospitalization benefits will be continued for either 24 months, in the case of the Chief Executive Officer, or 18 months in the case of all other named executive officers (in each case, a “Continuation Period”). If, at the end of the Continuation Period, the executive is not employed by another employer (including self-employment), the executive will receive monthly for up to six months, an amount equal to one-twelfth (1/12) of the sum of the executive’s base salary (at the rate in effect on the termination date) and the target annual incentive payable to the executive for the fiscal year immediately preceding the fiscal year of termination, plus continued benefits. The executive will also receive reimbursement for outplacement, tax and financial planning assistance and for relocation under certain circumstances. Such reimbursement is limited to 25% of the sum of the executive’s annual base salary at the time of termination and prior year target bonus. The severance pay and benefits provided for under the severance protection agreements shall be in lieu of any other severance pay to which the executive may be entitled under any other severance plan of, or employment agreement with the Company or any of its affiliates. If the executive’s employment is terminated by the Company other than for cause or by the executive for good reason at any time prior to the date of a change in control and such termination (i) occurred after the Company entered into a definitive agreement, the consummation of which would constitute a change in control or (ii) the executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a change in control, such termination shall be deemed to have occurred after a change in control.

If the executive’s employment is terminated by the Company for cause or disability, by reason of the executive’s death or by the executive other than for good reason, the Company shall pay to the executive his other accrued compensation. In addition, in the case of a termination by the Company for disability or due to the executive’s death, the executive will receive a pro rata incentive for the year of termination based on the actual bonus paid or payable to the executive under the AIP in respect of the year immediately preceding the year of termination (calculated up to the date of termination).

The agreements entered into with each of our named executive officers provide (and have since they were initially entered into in 1997) for a gross-up payment by the Company in the event that the total payments the executive receives under the agreement, or otherwise (for example, due to accelerated vesting of equity), are subject to the excise tax under Section 4999 of the Code. In such an event, the Company will pay an additional amount so that the executive is made whole on an after-tax basis from the effect of the excise tax. However, in October 2009, the Compensation Committee decided that agreements entered into from that time forward will not have a gross-up benefit.

The severance payment, pro rata incentive payment under the AIP (based on the actual bonus paid for 2008), total amount of the salary and bonus continuation following the end of the executives’ respective Continuation Periods (which assumes that the executives are not otherwise employed at that time and remain so for six months), value of benefits (during the respective Continuation Periods and for six months thereafter) and gross up payment that would be due to the named executive officers assuming a change in control on December 31, 2009 followed by an immediate termination of employment by the Company without cause, or by the executive for good reason, on the same day, would be as follows:

	Severance Payment	Pro Rata Incentive	Additional Severance(1)	Value of Medical and Other Benefits(2)	Gross-up Amount
Frank M. Drendel	$4,165,337	$834,836	$1,041,334	$535,387	—
Jearld L. Leonhardt	$1,185,621	$243,017	$395,207	$219,351	—
Brian D. Garrett	$1,803,686	$417,060	$601,229	$318,434	—
Marvin S. Edwards, Jr.	$893,501	$240,731	$297,834	$166,459	$719,730
Edward A. Hally	$1,114,023	$344,435	$371,341	$210,186	$923,082
Randall W. Crenshaw	$951,752	$183,968	$317,251	$181,801	—

(1)	This assumes that the executives will not be employed by another employer at the end of their respective benefit continuation period (24 months for Mr. Drendel and 18 months for Messrs. Leonhardt, Garrett, Edwards, Hally and Crenshaw), in which event they will receive, for up to an additional 6 months, 1/12 of the sum of his base salary and the target annual bonus payable to the executive for the fiscal year immediately preceding the fiscal year of termination (2008).

(2)	Reflects the following estimates: (i) $2,000 for each executive for the cost of tax and financial planning reimbursement; (ii) outplacement services reimbursement at the maximum level of $520,667, $197,603, $300,614, $148,917, $185,670 and $158,625 for Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, respectively, and (iii) benefit continuation with a cost to the Company of $12,720, $19,748, $15,820, $15,542, $22,516 and $21,176 for Messrs. Drendel, Leonhardt, Garrett, Edwards, Hally and Crenshaw, respectively.

Equity Awards

Effect of a Change in Control of the Company.    The option award agreements under which the named executive officers received grants in March 2009 pursuant to the 2006 LTIP provide that, in the event of a change in control of the Company (as defined in the 2006 LTIP), all stock options granted pursuant to those award agreements will become immediately vested and fully exercisable. The performance share unit award agreements under which the named executive officers received grants in March 2009 pursuant to the 2006 LTIP provide that, in the event of a change in control of the Company during the performance year (which is fiscal year 2009), all performance share units granted pursuant to those award agreements will become immediately vested, without regard to satisfaction of the performance goals. Pursuant to the terms of these agreements, in the event of a change in control following completion of the performance year (which is fiscal year 2009) but before the date they would have otherwise vested, the number of units with respect to which the performance goals were satisfied will become immediately vested.

Effect of Voluntary Retirement.    The option award agreements under which the named executive officers received grants in March 2009 pursuant to the 2006 LTIP provide that, in the event of the grantee’s retirement after age 55 with at least 10 years of service, or after age 65 without regard to service (“Retirement”), the executive is eligible to vest in a pro rata portion (based on when during the year the grantee retires) of the number of options that would have become vested on the next occurring anniversary of the grant date. That pro rata portion remains outstanding and will vest provided the grantee complies with the non-competition and non-solicitation covenants for two years, and perpetual confidentiality and non-disparagement covenants

(“Restrictive Covenants”). The performance share unit award agreements under which the named executive officers received grants in March 2009 pursuant to the 2006 LTIP provide that, in the event of the grantee’s Retirement, a pro rata portion (based on the number of months that have elapsed from the date of grant through the termination date) of the units remain outstanding and, on the third anniversary of the date of grant, the executive will vest in that part of the pro rata portion of units with respect to which the performance goals were satisfied, provided the executive complies with the Restrictive Covenants.

Effect of Termination Due to Death or Disability.    Pursuant to the terms of the option and performance share unit award agreements under which the named executive officers received grants in March 2009 pursuant to the 2006 LTIP, in the event of termination due to death or disability, those awards immediately vest, and in the case of performance share awards, without regard to satisfaction of performance goals. If, however, the death or disability occurred following the completion of the respective performance year but before the vesting date, only those performance share unit awards with respect to which performance goals were satisfied would vest.

The following table sets forth the intrinsic value (i.e., the value based upon the company’s closing stock price on December 31, 2009, or in the case of options, the excess of the closing price over the exercise price) of equity awards that would become vested upon a change in control on December 31, 2009, or a termination of employment on December 31, 2009. Where applicable awards would become eligible to vest due to the December 31, 2009 event, but would not actually become vested until their original vesting date depending on whether the named executive officers complied with the Restrictive Covenants, this table assumes compliance. It does not take into account any present value discount to reflect the fact that the award would not actually become vested until such vesting date.

	Change in Control		Retirement(1)		Death or Disability
	Options	Performance Awards(2)(3)	Options	Performance Awards(2)(4)	Options	Performance Awards(2)(3)
Frank M. Drendel	$2,230,878	$1,615,464	$557,719	$655,615	$2,230,878	$1,615,464
Jearld L. Leonhardt	$390,648	$282,916	$97,662	$114,817	$390,648	$282,916
Brian D. Garrett	$1,178,210	$853,151	$294,552	$346,232	$1,178,210	$853,151
Marvin S. Edwards, Jr.	$267,480	$230,493	—	—	$267,480	$230,493
Edward A. Hally	$314,641	$276,071	—	—	$314,641	$276,071
Randall W. Crenshaw	$267,480	$239,008	—	—	$267,480	$239,008

(1)	Because Messrs. Edwards, Hally and Crenshaw were not retirement eligible on December 31, 2009, none of their equity would accelerate.

(2)	With respect to the performance unit awards granted in January 2008, the amount reflected is based on 71.3% of target, which was the actual level of performance.

(3)	With respect to the performance unit awards granted in March 2009, the amount reflected is based on 100% of target, as the performance year has not been completed as of the assumed change in control or death or disability date.

(4)	With respect to the performance unit awards granted in March 2009, the amount reflected is based on 0% of target, which was the actual level of performance.

Other Arrangements

AIP.    Pursuant to the terms of the AIP, in the event of a change in control of the Company (as defined in the AIP), within 60 days thereafter, the Company will pay to each participant immediately prior to such change in control (regardless of whether such participant remains in the employ of the Company following the change in control) a pro rata portion of his or her incentive award for the performance year, assuming that all performance percentages are 100%. Outside the context of a change in control, participants are eligible to receive a pro rata portion of their award if their employment is terminated due to death, disability or retirement (at age 65, or earlier with prior approval of the Company) as long as they had active service for at least three months during the performance period. Accordingly, assuming a change in control, death or disability on December 31, 2009, or, in the case of Messrs. Drendel, Leonhardt or Garrett, retirement on December 31, 2009, the payments in respect of AIP awards to the named executive officers would be as follows: $1,115,500 for Mr. Drendel, $326,480 for Mr. Leonhardt, $549,610 for Mr. Garrett, $222,600 for Mr. Edwards, $304,220 for Mr. Hally and $251,485 for Mr. Crenshaw.

SERP.    Pursuant to the terms of the SERP, a participant generally will receive the full value of his or her account balance upon termination for any reason once he or she is eligible for Retirement. Messrs. Drendel, Leonhardt and Garrett are currently vested in their SERP accounts, so would receive the amounts shown in the column of the Nonqualified Deferred Compensation table entitled “Aggregate balance at last fiscal year end” were their employment terminated for any reason on December 31, 2009.

Messrs. Edwards, Hally and Crenshaw are currently not eligible for Retirement, but would receive the full value of their SERP accounts in several scenarios occurring on December 31, 2009, with such value shown in the column of the Nonqualified Deferred Compensation table entitled “Aggregate balance at last fiscal year end.” In the event of a change in control (as defined in the SERP), each participant who is employed by the Company immediately prior to that change in control will receive the full value of his or her account balance in a single lump sum if their employment is terminated for any reason other than by the Company for cause within two years of the date of the change in control. In addition, each participant (or his or her beneficiary in the case of a participant’s death) would receive distribution of his or her account balance in the event of a termination of employment on December 31, 2009 due to disability or death, or by the Company without cause.

Payment to the SERP participants generally occurs on the next following January 31 or July 31, except that payments resulting from termination following a change in control or terminations due to disability are paid as soon as practicable following such termination. Participants may generally defer receipt of their account balance in accordance with the subsequent deferral rules under Section  409A of the Code.

DIRECTOR COMPENSATION TABLE

The table below sets forth a summary of the compensation for the year ended December 31, 2009 earned by or paid to the non-employee directors of the Company during 2009.

Name	Fees earned or paid in cash	Stock Awards(1)	Option Awards(2)	Total
Boyd L. George	$65,000	$60,000	—	$125,000
George N. Hutton, Jr.	$60,000	$60,000	—	$120,000
Katsuhiko Okubo	$60,000	$60,000	—	$120,000
Richard C. Smith	$75,000	$60,000	—	$135,000
June E. Travis	$70,000	$60,000	—	$130,000
James N. Whitson	$60,000	$60,000	—	$120,000

(1)	The dollar amounts in the table reflect the aggregate grant date fair value of share awards granted during the fiscal year ended December 31, 2009, computed in accordance with FASB ASC Topic 718. The aggregate number of shares in respect of share awards granted during 2009 was 2,344 for each non-employee director.

(2)	No options were granted to directors in 2009. The aggregate number of shares subject to option awards outstanding on December 31, 2009 were as follows: 52,000 for Mr. George; 32,000 for Mr. Hutton; 10,334 for Mr. Okubo; 20,000 for Mr. Smith; 45,000 for Ms. Travis and 52,000 for Mr. Whitson.

Non-employee directors receive an annual cash fee of $60,000 (paid in quarterly installments), and the Audit Committee chairperson, Compensation Committee chairperson and Nominating and Corporate Governance Committee chairperson will receive additional annual cash fees of $15,000, $10,000 and $5,000, respectively (paid in quarterly installments). In addition, non-employee directors receive automatic grants on August 1 of each year of share awards having a fair market value of $60,000 on the date of grant, with the issuance of shares of Common Stock thereunder occurring on the next July 31.

COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE OFFICERS

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

June E. Travis, Chairperson

Boyd L. George

George N. Hutton, Jr.

Katsuhiko Okubo

Richard C. Smith

James N. Whitson

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is providing this report to enable stockholders to understand how it monitors and oversees the Company’s financial reporting process. The Audit Committee consists of six directors, all of whom are independent within the meaning of NYSE rules and the Company’s Corporate Governance Guidelines, and operates pursuant to an Audit Committee Charter that is reviewed annually by the Audit Committee and updated as appropriate.

This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2009 with management and the Company’s independent public accountants; (ii) discussed with the Company’s independent public accountants the matters required to be reviewed pursuant to the rules of the Public Company Accounting Oversight Board (the “PCAOB”); (iii) reviewed the written disclosures and letters from the Company’s independent public accountants as required by the rules of the PCAOB; and (iv) discussed with the Company’s independent public accountants their independence from the Company.

The Audit Committee has considered whether the provision of non-audit professional services rendered by Ernst & Young LLP, and disclosed elsewhere in this proxy statement, is compatible with maintaining their independence.

Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE

Richard C. Smith, Chairman

Boyd L. George

George N. Hutton, Jr.

Katsuhiko Okubo

June E. Travis

James N. Whitson

BENEFICIAL OWNERSHIP OF COMMON STOCK

The table below sets forth information as to the beneficial ownership of Common Stock (i) as of March 1, 2010 (except as otherwise specified) by all current directors and the persons listed in the Summary Compensation Table as well as by current directors and executive officers of the Company as a group and (ii) to the best knowledge of the Company’s management, based on filings with the Commission pursuant to Section 13(d) or (g) under the Exchange Act, beneficial owners of more than 5% of the outstanding Common Stock. Unless otherwise specified, the address of each person in the table below is in care of the Company.

Name and Address	Shares of Common Stock Beneficially Owned(1)	% of Shares Outstanding Beneficially Owned
Frank M. Drendel(2)(3)	1,703,938	1.8%
Jearld L. Leonhardt(4)(3)	280,395	*
Brian D. Garrett(5)(3)	269,029	*
Boyd L. George(6)	64,721	*
James N. Whitson(7)	62,721	*
June E. Travis(8)	61,721	*
Marvin S. Edwards, Jr.(9)(3)	44,623	*
George N. Hutton, Jr.(10)	38,054	*
Edward A. Hally(11)(3)	37,614	*
Randall W. Crenshaw(12)(3)	36,610	*
Richard C. Smith(13)	25,721	*
Katsuhiko Okubo(14)	4,721	*
All current directors and executive officers of the Company as a group (16 persons)(15)	2,694,674	2.8%
FMR LLC(16) 82 Devonshire Street Boston, MA 02109	11,488,258	11.9%
Bank of America Corporation(17) 100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	7,374,152	7.9%
Maverick Capital, Ltd.(18) 300 Crescent Court 18th Floor Dallas, TX 75201	5,853,571	6.2%
Goldman Sachs Asset Management(19) 32 Old Slip New York, NY 10005	5,238,666	5.6%
BlackRock, Inc.(20) 40 East 52nd Street New York, NY 10022	4,873,837	5.2%

*	The percentage of shares of the Common Stock beneficially owned does not exceed one percent of the shares of Common Stock outstanding.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days following March 1, 2010. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days following March 1, 2010 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The table does not include shares of Common Stock subject to options to be awarded in the future under the 2006 LTIP.

(2)	Includes 877,582 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010. Also includes 100 shares held by the estate of the spouse of Frank M. Drendel, 112,000 shares owned by Drendel Investments, LLC and 150,000 shares held in three separate grantor retained annuity trusts established by Mr. Drendel.

(3)	Includes the number of shares of Common Stock which were held by the trustee of the CommScope, Inc. Retirement Savings Plan and were allocated to the individual’s respective account as of March 1, 2010 as follows: Frank M. Drendel, 3,344 shares; Jearld L. Leonhardt, 3,800 shares; Brian D. Garrett, 3,330 shares; Marvin S. Edwards, Jr., 19,791 shares; Edward A. Hally, 1,092 shares and Randall W. Crenshaw, 3,956 shares.

(4)	Includes 200,516 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010. Also includes 1,000 shares held by the spouse of Jearld L. Leonhardt and 29,873 shares held in a grantor retained annuity trust established by Mr. Leonhardt.

(5)	Includes 254,150 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010.

(6)	Includes 52,000 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010.

(7)	Includes 52,000 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010.

(8)	Includes 45,000 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010.

(9)	Includes 20,134 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010.

(10)	Includes 32,000 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010.

(11)	Includes 22,007 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010.

(12)	Includes 20,249 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010.

(13)	Includes 20,000 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010.

(14)	Includes 10,334 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010.

(15)	Includes 1,648,576 shares subject to options which are exercisable for Common Stock currently or within 60 days of March 1, 2010. Includes an aggregate of 39,580 shares of Common Stock which were held by the trustees of the CommScope, Inc. Retirement Savings Plan and were allocated to the current officers’ respective accounts as of March 1, 2010.

(16)	Based on information provided in a Schedule 13G/A filed jointly by FMR LLC (“FMR”), Edward C. Johnson 3d (“Johnson”) and Fidelity Management & Research Company (“Fidelity”) on February 10, 2010,

reporting beneficial ownership of Common Stock as of January 31, 2010. According to the Schedule 13G/A, FMR and (through their control of FMR) members of Mr. Johnson’s family have sole dispositive power over 11,488,258 shares of Common Stock (including 1,869,452 shares of Common Stock resulting from the assumed conversion of $51,410,000 principal amount of CommScope’s 3.25% Senior Subordinated Convertible Notes due 2015). Of the 11,488,258 shares, Fidelity, a wholly-owned subsidiary of FMR, is the beneficial owner of 8,388,954 shares of Common Stock (including 657,454 shares of Common Stock resulting from the assumed conversion of $18,080,000 principal amount of CommScope’s 3.25% Senior Subordinated Convertible Notes due 2015) as a result of acting as investment adviser to various investment companies (the “Funds”) registered under Section 8 of the Investment Company Act of 1940, with the power to direct the voting of those shares held by the Funds’ Boards of Trustees.

(17)	Based on information provided in a Schedule 13G/A filed jointly by Bank of America Corporation, Bank of America, NA, Columbia Management Advisors, LLC, Banc of America Investment Advisors, Inc., and Merrill Lynch, Pierce, Fenner & Smith, Inc. with the Commission on February 2, 2010, reporting beneficial ownership of Common Stock as of December 31, 2009. According to the Schedule 13G/A, (i) Bank of America Corporation beneficially owns 7,374,152 shares of Common Stock, and reports shared voting power and shared dispositive power over 7,165,397 and 7,374,152 shares, respectively, of Common Stock; (ii) Bank of America, NA beneficially owns 7,357,831 shares of Common Stock, reports sole voting power and sole dispositive power over 147,837 and 155,915 shares, respectively, of Common Stock and reports shared voting power and shared dispositive power over 7,001,239 and 7,201,916 shares, respectively, of Common Stock; (iii) Columbia Management Advisors, LLC beneficially owns 7,177,126 shares of Common Stock, reports sole voting power and sole dispositive power over 6,885,604 and 6,818,499 shares, respectively, of Common Stock and reports shared voting power and shared dispositive power over 10,070 and 358,627 shares, respectively of Common Stock; (iv) Banc of America Investment Advisors, Inc. beneficially owns 78,837 shares of Common Stock, and reports shared voting power with respect to all of those shares; and (v) Merrill Lynch, Pierce, Fenner & Smith, Inc. beneficially owns 16,321 shares of Common Stock and reports sole voting and dispositive power over all of those shares.

(18)	Based on information provided in a Schedule 13G filed jointly by Maverick Capital, Ltd., Maverick Capital Management, LLC and Lee S. Ainslie III with the Commission on February 16, 2010, reporting beneficial ownership of Common Stock as of December 31, 2009. According to the Schedule 13G, Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of 5,853,571 shares of Common Stock through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s Regulations.

(19)	Based on information provided in a Schedule 13G/A filed jointly by Goldman Sachs Asset Management, L.P. (“GSAM”) and GS Investment Strategies, LLC (“GSIS” and together with GSAM, “Goldman Sachs Asset Management”). Each of GSAM and GSIS is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”). According to the Schedule 13G/A, GSAM and GSIS (i) beneficially own 5,238,666 shares of Common Stock, (ii) have shared dispositive power with respect to all of those shares and (iii) have shared voting power over 5,143,932 of those shares. According to the Schedule 13G/A, GSIS’ and GSAM’s ownership of Common Stock does not include securities, if any, beneficially owned by any other subsidiaries of GS Group, whose ownership is disaggregated from that of GSAM and GSIS in accordance with Securities and Exchange Commission Release No.34-39538 (January 12, 1998).

(20)	Based on information provided in a Schedule 13G filed jointly by BlackRock, Inc. (“BlackRock”) with the Commission on January 29, 2010, reporting beneficial ownership of Common Stock as of December 31, 2009. According to the Schedule 13G, BlackRock beneficially owns 4,873,837 shares of Common Stock, and has sole voting and dispositive power over all those shares.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm to examine the books of account and other records of the Company and its consolidated subsidiaries for the 2010 fiscal year. The Board of Directors is asking the stockholders to ratify and approve this action.

On February 29, 2008, the Audit Committee completed a process it undertook to consider the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2008. The Audit Committee determined it was in the Company’s best interests to undertake this process as a result of the Company’s acquisition of Andrew Corporation on December 27, 2007. Due to the acquisition, the scope and complexity of the work necessary to complete an audit of the Company’s financial statements was expected to be significantly increased. The process undertaken by the Audit Committee included consideration of Ernst & Young LLP, which was the long-standing independent registered public accounting firm for Andrew Corporation, and Deloitte & Touche LLP, which was CommScope’s long-standing independent registered public accounting firm. The Audit Committee considered such factors as the level of service to be provided by the respective firm, the time and cost associated with either firm learning those parts of the Company’s business with which it was not already familiar, and the overall cost for performing the required audit work. On February 29, 2008, upon completion of the selection process, the Audit Committee dismissed Deloitte & Touche LLP as the Company’s independent registered public accounting firm and appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008. The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm was ratified and approved by stockholders at the Company’s 2008 annual meeting.

Deloitte & Touche LLP’s report on the Company’s consolidated financial statements as of and for the year ended December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be afforded the opportunity, if they so desire, to make a statement or respond to appropriate questions that may come before the Annual Meeting.

Although such ratification is not required by law, the Board of Directors believes that stockholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee, the failure of the stockholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm would be considered by the Audit Committee in determining whether to retain the services of Ernst & Young LLP.

Independent Registered Public Accounting Firm

The following table shows the aggregate fees for professional services provided by Ernst & Young LLP and its affiliates (“E&Y”) for the audits of the Company’s consolidated financial statements for the years ended December 31, 2009 and 2008, and other services rendered during the years ended December 31, 2009 and 2008:

Fee Category	2009	2008
Audit Fees	$4,478,018	$4,784,850
Audit-Related Fees	28,482	67,285
Tax Fees	1,262,987	1,613,895
All Other Fees	—	—

TOTAL	$5,769,487	$6,466,030

Audit Fees

Audit Fees consist of the fees and expenses billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of periodic filings with the SEC, statutory audits and related services.

Audit-Related Fees

Audit-Related Fees consist of the fees and expenses billed for audits and related services that are not required under securities laws, audits of certain benefit plans and reviews of financial statements and other due diligence services pertaining to potential business acquisitions and dispositions, including accounting and financial reporting matters and merger integration assistance.

Tax Fees

Tax Fees consist of the fees and expenses for tax compliance, primarily the preparation of original and amended tax returns, assistance with tax audits and claims for refunds, tax planning services and tax planning services.

All Other Fees

The Company did not have any fees for products and services other than those described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm (the “Policy”) prior to the engagement of the independent registered public accounting firm with respect to such services.

Under the Policy, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. In each case, the Audit Committee considers whether the provision of such services would impair the independent registered public accounting firm’s independence. All audit services, audit-related services and tax services provided by E&Y for 2009 and 2008 were pre-approved by the Audit Committee.

The Board of Directors recommends a vote “FOR” Proposal Two, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010. Proxies will be voted “FOR” ratification, unless otherwise specified in the proxy.

STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2011 ANNUAL MEETING

Stockholders who intend to present proposals at the 2011 Annual Meeting of Stockholders, and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, CommScope, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602, and such notice must be received no later than November 19, 2010. Such proposals must meet the requirements set forth in the rules and regulations of the Commission, as well as the Informational Requirements and the other requirements related to shareholder proposals set forth in the Company’s By-laws in order to be eligible for inclusion in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders.

Stockholders who wish to nominate directors or introduce an item of business at an annual meeting, without including such matters in the Company’s proxy statement, must comply with the Informational Requirements and the other requirements set forth in the Company’s By-laws. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by the Company generally not less than 60 days nor more than 90 days in advance of the first anniversary of the preceding year’s annual meeting. A copy of the Company’s By-laws, which sets forth the Informational Requirements and other requirements, can be obtained from the Secretary of the Company.

SOLICITATION OF PROXIES

Proxies will be solicited electronically, by mail, telephone, or other means of communication. Solicitation of proxies also may be made by directors, officers and regular employees of the Company. The Company has retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies from stockholders. Morrow & Co., LLC will receive a solicitation fee of approximately $7,000 plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees and fiduciaries in accordance with the rules of the NYSE, for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitations will be borne by the Company.

STOCKHOLDERS SHARING THE SAME ADDRESS

If you share an address with another stockholder, you may receive only one set of proxy materials (including the Company’s annual report to stockholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call the Company to request a separate copy of these materials from: CommScope, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602, Attention: Investor Relations, telephone (828) 324-2200. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call the Company at the above address and phone number to request delivery of a single copy of these materials.

OTHER MATTERS

The Company knows of no other matter to be brought before the Annual Meeting. If any other matter requiring a vote of the stockholders should come before the Annual Meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Commission (excluding exhibits). Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Requests in writing for copies of any such materials should be directed to CommScope, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602, Attention: Investor Relations.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy

Materials for the Stockholders Meeting to Be Held on May 7, 2010.

The Proxy Statement and Annual Report are available at

http://www.commscope.com/company/eng/aboutus/investor_relations/index.html

BY ORDER OF THE BOARD OF DIRECTORS

Frank B. Wyatt, II

Secretary

March 19, 2010

Hickory, North Carolina

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 7, 2010.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/CTV
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends that stockholders vote “FOR” Proposals One and Two.

1. To elect three Class I directors for terms ending at the 2013 Annual Meeting of Stockholders									+
	For	Withhold		For	Withhold		For	Withhold
01 - Boyd L. George	☐	☐	02 - George N. Hutton	☐	☐	03 - Katsuhiko (Kat) Okubo	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears. If acting as attorney, executor, administrator, trustee, guardian, etc., you should so indicate when signing. If a corporation, please sign the full corporate name by President or other duly authorized officer. If a partnership, please sign in full partnership name by authorized person. If shares are held jointly, both parties must sign and date.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — COMMSCOPE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 7, 2010

The undersigned hereby appoints Frank B. Wyatt, II and Jearld L. Leonhardt and each or either of them his/her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of CommScope, Inc. (the “Company”) to be held at JPMorgan Chase Conference Center, 277 Park Avenue, 17th Floor, New York, NY 10172 on May 7, 2010 at 1:30 p.m., local time, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated March 19, 2010. If this proxy is returned without direction being given, this proxy will be voted “FOR” Proposals One and Two.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(IMPORTANT—TO BE SIGNED AND DATED ON REVERSE SIDE)

SEE REVERSE SIDE

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m., EDT, on April 30, 2010.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/CTV
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends that stockholders vote “FOR” Proposals One and Two.

1. To elect three Class I directors for terms ending at the 2013 Annual Meeting of Stockholders									+
	For	Withhold		For	Withhold		For	Withhold
01 - Boyd L. George	☐	☐	02 - George N. Hutton	☐	☐	03 - Katsuhiko (Kat) Okubo	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears. If acting as attorney, executor, administrator, trustee, guardian, etc., you should so indicate when signing. If a corporation, please sign the full corporate name by President or other duly authorized officer. If a partnership, please sign in full partnership name by authorized person. If shares are held jointly, both parties must sign and date.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — COMMSCOPE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 7, 2010

The undersigned hereby authorizes and directs Vanguard Fiduciary Trust Company, as trustee (the “Trustee”) of the CommScope, Inc. Retirement Savings Plan (the “Plan”), to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of CommScope, Inc. (the “Company”) to be held at JPMorgan Chase Conference Center, 277 Park Avenue, 17th Floor, New York, NY 10172, on May 7, 2010 at 1:30 p.m., local time, and at any adjournment or postponement thereof, all shares of Common Stock of CommScope, Inc. allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee’s discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated March 19, 2010.

THIS PROXY COVERS ALL SHARES FOR WHICH THE UNDERSIGNED HAS THE RIGHT TO GIVE VOTING INSTRUCTIONS TO THE TRUSTEE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN TO THE TRUSTEE BY 5:00 P.M. EDT ON APRIL 30, 2010, THE TRUSTEE WILL VOTE YOUR SHARES HELD IN THE PLAN IN THE SAME PROPORTION AS VOTES RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(IMPORTANT—TO BE SIGNED AND DATED ON REVERSE SIDE)

SEE REVERSE SIDE